UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CERENCE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cerence Inc.

One Burlington Woods Drive

Suite 301A

Burlington, MA 01803

December 30, 2022

Dear Fellow Shareholders:

On behalf of Cerence, thank you for your continued investment. We value your support, which is essential to the success of our efforts to deliver long-term value to our shareholders.

While fiscal year 2022 was a transitional year for Cerence, we continued to build on the company’s leadership in conversational AI for the car. Highlights from the fiscal year included:

•	Grew bookings 16% year over year to $684 million, indicating continued innovation partnership with the world’s leading automakers and transportation original equipment manufacturers

•	Cerence customers started production on nearly 150 car models

•	Secured a key win-back from a customer that had chosen consumer tech for a prior program

•	Delivered ongoing new innovation to drive the future of the mobility experience

•	Secured important wins with Chinese electric automakers who are eyeing global expansion and driving innovation across the industry

•	Secured new wins in transportation adjacencies – two-wheelers, RVs, and trucking – as well as AIoT, including fitness

In fiscal year 2022, while our served industry continued to operate at recession-level production due to semiconductor shortages, factory shutdowns throughout the globe due to COVID-19, and other factors such as the war in Ukraine, we worked diligently to build a long-term strategy, as well as an accompanying operational and multi-year financial plan and innovation roadmap, designed to deliver sustainable growth. This work led to what we are calling Destination Next. Destination Next builds on the company’s leadership in conversational AI for the car to extend to the full cabin through an immersive companion experience. Led by an experienced executive leadership team, Cerence will be keenly focused on executing this plan and building long-term shareholder value as we drive toward Destination Next. We look forward to having you join us for this journey.

At our 2023 Annual Meeting of Shareholders, shareholders will be asked to vote on the matters described in the accompanying notice of annual meeting and proxy statement, as well as such other business that may properly come before the meeting and any adjournments or postponements thereof. Your vote is very important to us. Please review the instructions for each voting option described in the notice and in the proxy statement. Your prompt cooperation will be greatly appreciated.

Sincerely,

Arun Sarin	Stefan Ortmanns
Chairman of the Board	Chief Executive Officer

Cerence Inc.

One Burlington Woods Drive

Suite 301A

Burlington, MA 01803

NOTICE OF THE 2023 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) of Cerence Inc. (the “Company”) will be held on Thursday, February 9, 2023 at 11:00 a.m. Eastern Time. The 2023 Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CRNC being held for the following purposes:

(1)

Election of eight directors named in the proxy statement, each to serve for a one-year term and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal;

(2)	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023;

(3)	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

(4)	Transaction of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This notice of our annual meeting of shareholders contains details of the business to be conducted at the 2023 Annual Meeting. The Board of Directors has fixed the close of business on December 12, 2022 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2023 Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the 2023 Annual Meeting will be available at One Burlington Woods Drive, Suite 301A, Burlington, MA 01803 on the date of, and for ten days prior to, the 2023 Annual Meeting. To participate in the 2023 Annual Meeting virtually via the Internet, please visit www.proxydocs.com/CRNC. In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of February 7, 2023 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will permit you to submit questions. You will not be able to attend the 2023 Annual Meeting in person. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” in the proxy statement and, if you requested to receive printed proxy materials, your enclosed proxy card.

Please refer to the proxy statement for further information with respect to the business to be transacted at the 2023 Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder

Meeting to be held on February 9, 2023

This Notice of the 2023 Annual Meeting of Shareholders, Proxy Statement and 2022 Annual Report on Form 10-K are
available for viewing, printing and downloading at www.proxydocs.com/CRNC.

By Order of the Board of Directors,

Jennifer Salinas

Secretary

Burlington, Massachusetts

December 30, 2022

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF CERENCE INC.

February 9, 2023

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by Cerence Inc. (“we,” “us,” “our,” “Cerence” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2023 Annual Meeting of Shareholders of the Company to be held virtually on Thursday, February 9, 2023 at 11:00 a.m. Eastern Time, at www.proxydocs.com/CRNC (the “2023 Annual Meeting”). On or about December 30, 2022, we will mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other shareholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

PROXY STATEMENT SUMMARY

This Proxy Statement provides information for shareholders of Cerence, as part of the solicitation of proxies by the Company and its Board of Directors from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the 2023 Annual Meeting. This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2023 Annual Meeting

Date and Time:	Thursday, February 9, 2023, at 11:00 a.m. Eastern Time
Location:	The meeting is a virtual shareholder meeting only at www.proxydocs.com/CRNC

Voting Items

The following table summarizes the proposals to be considered at the 2023 Annual Meeting and the voting recommendations of the Board of Directors with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation
1	Election of director nominees named in this Proxy Statement	FOR each Director Nominee
2	Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023	FOR
3	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement	FOR

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 9, 2023

We are furnishing proxy materials to our shareholders primarily via the Internet. On or about December 30, 2022, we will mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other shareholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

This Proxy Statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/CRNC.

A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2022, will be furnished without charge to any shareholder upon written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Investor Relations.

This Proxy Statement and our Annual Report on Form 10-K are also available on the SEC’s website at www.sec.gov.

Business Overview

Cerence builds AI-powered virtual assistants for the mobility/transportation market. Our primary target is the automobile market, but our solutions can apply to all forms of transportation including but not limited to two-wheel vehicles, trucks, RVs, and more. Our solutions enable natural, conversational and intuitive interactions between vehicles, drivers and passengers, and the broader digital world, creating an immersive companion that transforms the driving experience. We are a premier provider of AI-powered assistants and innovations for connected and autonomous vehicles, including one of the world’s most popular software platforms for building automotive virtual assistants, such as “Hey BMW” and “Ni hao Banma”. Our customers include all major automobile original equipment manufacturers (“OEMs”), or their tier 1 suppliers worldwide, including BMW, Daimler, FCA Group, Ford, Geely, GM, Renault-Nissan, SAIC, Toyota, Volkswagen Group, Aptiv, Bosch, Continental, DENSO TEN, NIO, XPeng and Harman. We deliver our solutions on a white-label basis, enabling our customers to deliver customized virtual assistants with unique, branded personalities and ultimately strengthening the bond between their brands and end users. Our vision is to enable a safer, more enjoyable journey for everyone.

Our platform utilizes industry-leading speech recognition, natural language understanding, speech signal enhancement, text-to-speech, and acoustic modeling technology to provide a conversational AI-based solution. In-car experiences built with our platform can enable a wide variety of modes of human-vehicle interaction, including speech, touch, handwriting, gaze tracking and gesture recognition, and can support the integration of third-party virtual assistants into the in-vehicle experience.

Our software platform is a market leader for building integrated, branded and differentiated virtual assistants for automobiles. As a unified platform and common interface for automotive cognitive assistance, our software platform provides OEMs and suppliers with an important control point with respect to the mobility experience and their brand value. Our platform is fully customizable and designed to support our customers in creating their own ecosystem in the automobile and transforming the vehicle into a hub for numerous connected devices and services. Virtual assistants built with our software platform can address user requests across a wide variety of categories, such as navigation, control, media, communication and tools. Our software platform is comprised of edge computing and cloud-connected software components and a software framework linking these components together under a common programming interface. We implement our software platform for our customers through our professional services organization, which works with OEMs and suppliers to optimize our software for the requirements, configurations and acoustic characteristics of specific vehicle models.

Our solutions have been installed in more than 450 million automobiles to date, including over 40 million new vehicles in fiscal 2022 alone. Based on royalty reports provided by our customers and third-party reports of total vehicle production worldwide, we estimate that approximately 51% of all cars shipped during the fiscal year ended September 30, 2022 included Cerence technologies. Cerence hybrid solutions shipped on approximately 8.0 million vehicles during the fiscal year ended September 30, 2022. In aggregate, over 80 OEMs and Tier 1 suppliers worldwide use our solutions, covering over 70 languages and dialects, including English, German, Spanish, French, Mandarin, Cantonese, Japanese and Hindi.

Since October 1, 2019, we have been an independent publicly-traded company on The Nasdaq Global Select Market under the symbol “CRNC,” after our former parent company, Nuance Communications, Inc. (“Nuance”), completed the legal and structural separation and distribution to its shareholders of all of our then outstanding shares (the “Spin Off”).

Recent Event Highlights

Fiscal year 2022 held many accomplishments across Cerence as we work to transform the mobility experience. We secured important customer wins globally, including a win-back from big tech and critical wins with Chinese automakers who are driving innovation across the industry. Among our existing customers, nearly 150 car models worldwide went to production with Cerence technology, furthering the prevalence of our solutions in the market. We also continued our cadence of meaningful innovation driving the future of mobility, with the introduction of several products like Cerence Exterior Vehicle Communication, which enables drivers to interact with their vehicles from the outside; in-car productivity tools in collaboration with Microsoft; Cerence Sing, our in-car karaoke product; and, earlier in the year, Cerence Co-Pilot, the foundation for our immersive companion experience.

In fiscal year 2022, we spent significant time building our long-term growth strategy, Destination Next. We unveiled this strategy on November 29, 2022 at our Investor Day where we hosted analysts and investors. During this event we communicated our product strategy which extends a foundation of technology based conversational AI into other areas within the cabin of the car including touch, gesture, gaze and AI-based audio solutions. Destination Next builds on our leadership in conversational AI for the car to extend to the full cabin through an immersive companion experience, providing us with future growth opportunities.

Cerence believes good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders. The following summarizes certain enhancements to our corporate governance practices and policies:

•	Annual election of directors

•	Annual “say on pay” shareholder advisory votes

•

Expanded the Nominating & Governance Committee’s role in overseeing the Company’s environmental, social and governance (“ESG”) performance, strategies, goals, and objectives and monitoring evolving ESG risks and opportunities

•

Expanded the Nominating & Governance Committee’s charter to expressly address the Committee’s consideration of the diversity of background, experience and personal characteristics of any director nominee (including such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes) among the Board’s members in the overall context of the composition of the Board

•

Expanded the Nominating & Governance Committee’s responsibilities to periodically review the Company’s Stock Ownership Guidelines and make recommendations to the Board regarding any proposed amendments thereto

Board of Directors

Our Board of Directors has a diverse mix of directors with complementary qualifications, skills, expertise, experience and attributes, which is essential to ensuring effective oversight of our business strategy and corporate governance practices. The members of the Board are:

Arun Sarin Independent Board Chairman Former CEO, Vodafone Group Plc.	Seasoned global technology and telecommunications executive.	Douglas Davis Former Senior Vice President, Intel Corp.	Extensive knowledge and leadership of technology organizations with strong global strategic planning experience, research and development and business acquisitions in the automotive industry
Stefan Ortmanns President and CEO	Expert in technologies, services, software and go-to-market strategy for the automotive industry.	Sanjay Jha Former CEO GlobalFoundries, Inc., Motorola Mobility Devices and COO Qualcomm	Extensive knowledge and leadership of technology organizations with significant global management experience.
Thomas Beaudoin Chief Financial Officer	Abundance of executive, finance, and operational experience in global technology companies.	Kristi Ann Matus Former CFO and COO, Buckle Agency	Finance and accounting expert with extensive enabled services.
Marianne Budnik Chief Marketing Officer, Talon Cyber Security	Seasoned technology marketing executive at high growth companies.	Alfred Nietzel Former CFO, CDK Global Inc.	Finance and accounting expert with extensive experience in the automotive supplier market.

All of our independent directors have extensive professional experience relevant to their service on our Board. The chart below highlights specific areas in which we believe our directors have particularly deep experience relevant to our current profile and strategic needs. In this regard, during 2022, Mr. Davis joined our Board bringing extensive experience in the automotive, autonomous driving and IoT industries.

Skills and Qualifications
Board Diversity We are an organization benefitting from directors with a wide range of diverse experience and backgrounds.	✓	✓		✓	✓

Business/Industry Knowledge

We are a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry, markets and channel in which we operate.

	✓	✓	✓	✓	✓	✓

Financial

We are a global publicly traded company conducting complex financial transactions requiring oversight of the processes associated with our financial management and the integrity of our financial results.

	✓				✓	✓
Global/Emerging Markets Experience We are a global organization participating in both mature and emerging markets, and benefit from a Board with prior international exposure and experience.	✓		✓	✓		✓
Leadership We are a complex, global organization benefiting from experienced oversight of our overall strategy and management, including assessing our strategies and operations.	✓	✓	✓	✓	✓	✓

Technology/Innovation

We are a leading provider of cognitive assistants using voice recognition and natural language understanding solutions in highly dynamic and competitive markets and benefit from experience in understanding market trends and disruptive technologies and solutions.

	✓	✓	✓	✓

We value diversity and believe that diversity among the directors as to professional and personal experiences is desirable, and the chart below highlights the personal diversity of our Board members.

Background

Identify as Female				✓			✓

Identify as Asian/South Asian	✓					✓

Identify as White/Caucasian		✓	✓	✓	✓		✓	✓

Corporate Governance

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens our Board of Directors and management accountability. We have the following practices in place to assist us in managing risk in order to promote the long-term interests of our shareholders.

✓	Annual election of directors	✓	Pay-for-performance philosophy and structure

✓	Separate Chairman and CEO	✓	Stock ownership requirement for directors and named executive officers, with CEO at 5x annual base salary

✓	Substantial majority of independent directors	✓	Anti-hedging and pledging policies

✓	100% independent committee members	✓	No automatic acceleration of equity awards upon a “change of control”

✓	Independent directors meet regularly without management present	✓	Use of independent compensation consultant to Compensation Committee

✓	Shareholder right to call special meetings	✓	Compensation Clawback Policy
✓	Majority voting in director elections with resignation policy	✓	Annual say-on-pay vote
✓	Proxy access	✓	Annual Board self-assessment and review of committee charters and governance policies and procedures

VOTING

Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be acted upon at the 2023 Annual Meeting, including the election of directors. Votes cast online or by proxy at the 2023 Annual Meeting will be tabulated by Mediant Communications, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (1) “FOR” the election of the eight director nominees described in Proposal One; (2) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Two; and (3) “FOR” approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement and as described in Proposal Three. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2023 Annual Meeting. In general, Delaware law and our By-laws provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present online or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present online or represented by proxy for purposes of determining the presence of a quorum.

For Proposal 1 (Election of Directors), each nominee receiving a majority of the votes cast will be elected. For this purpose, a majority of the votes cast means the number of votes cast for a director nominee must exceed the votes cast against that director nominee, with abstentions and broker non-votes not counted as a vote cast with respect to that director nominee. Each director nominee has provided an irrevocable resignation effective upon such person’s failure to receive a majority of the votes cast in an uncontested election. If such director nominee fails to receive a majority of the votes cast, then the Board shall consider such resignation and may either accept such resignation or reject such resignation and seek to address the underlying cause of the vote. The Board shall decide whether to accept or reject the resignation within 90 days following the certification of the shareholder vote. Once the Board makes this decision, the Company will promptly make a public announcement of the Board’s decision, including, in the event that the Board rejects the resignation, a statement regarding the reasons for its decision.

For Proposal 2 (Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2023), an affirmative vote of a majority of the shares of Common Stock entitled to vote thereon and who are present online or represented by proxy is required to approve the proposal. In determining whether this proposal has been approved, abstentions are treated as present online or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal. Proposal 2 is considered a routine matter for which brokers have discretionary voting power.

For Proposal 3 (Approval, on a non-binding, advisory basis, of the compensation of our named executive officers), an affirmative vote of a majority of the shares of Common Stock entitled to vote thereon and who are present online or represented by proxy is required to approve the proposal. In determining whether this proposal has been approved, abstentions are treated as present online or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our Compensation Committee, or us. However, our Board and our Compensation Committee value input from and the opinions of our shareholders and intend to consider the outcome of the vote when determining the compensation of our named executive officers. Proposal 3 is considered a non-routine matter for which brokers do not have discretionary voting power, and therefore, broker non-votes will have no effect on Proposal 3.

All shareholders may vote their shares over the Internet, by telephone or during the annual meeting by going to www.proxydocs.com/CRNC. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

•

By Internet. You may vote at www.proxypush.com/CRNC, 24 hours a day, seven days a week. You will need the control number included in your Notice of Internet Availability or proxy card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received before the polls close at the 2023 Annual Meeting on February 9, 2023.

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By Telephone. You may vote using a touch-tone telephone by calling 1-866-390-5267, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability or proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received before the polls close at the 2023 Annual Meeting on February 9, 2023.

•

By Mail. If you received proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the prepaid envelope we have provided. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than February 9, 2023 at 11:00 a.m. Eastern Time to be voted at the 2023 Annual Meeting.

•

During the Annual Meeting. You may vote during the annual meeting by going to www.proxypush.com/CRNC. You will need the control number included on your Notice of Internet Availability or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the 2023 Annual Meeting.

If you hold your shares through a bank, broker or other nominee, please see the materials they sent to you for information about how to vote before the meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

VIRTUAL ANNUAL MEETING

The 2023 Annual Meeting will be a completely virtual meeting. We continue to use the virtual annual meeting format to facilitate shareholder attendance and participation by leveraging technology to communicate more efficiently with our shareholders. As such, there will be no physical meeting location, and the meeting will only be conducted via live webcast.

In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of February 7, 2023 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions, and vote at the meeting. Please be sure to follow instructions found on your Notice of Internet Availability or proxy card (if you received a printed copy of the proxy materials), and/or Voting Instruction Form and subsequent instructions that will be delivered to you via email.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on December 12, 2022 have the right to receive notice of and to vote at the 2023 Annual Meeting. On December 12, 2022, the Company had 40,017,601 shares of Common Stock issued and outstanding.

PROXIES

Proxies for use at the 2023 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (1) filing with the Corporate Secretary of the Company a signed written statement revoking his, her or its proxy or (2) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy also may be revoked by attendance at the 2023 Annual Meeting and voting online. Attendance at the 2023 Annual Meeting will not by itself constitute the revocation of a proxy. All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. On any other matters properly brought before the 2023 Annual Meeting, the named proxies shall vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals or nominations for consideration at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) by submitting their proposals or nominations in writing to the Company’s Corporate Secretary in a timely manner. Our Amended and Restated By-laws require that certain information and acknowledgements with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant By-law provision is available upon written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Investor Relations. In addition, the By-laws have been filed by the Company with the SEC and may be accessed through the SEC’s website at www.sec.gov.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the 2024 Annual Meeting must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than September 1, 2023 in order for it to be included in the Company’s proxy statement and form of proxy relating to the 2024 Annual Meeting.

Inclusion of Director Nominees in Proxy Statement

Our By-laws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two or 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the By-laws (a “proxy access nomination”). To be timely, a nomination notice and required information must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that the definitive proxy statement with respect to the preceding year’s annual meeting was first released to shareholders; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting or (2) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2024 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2024 proxy statement must notify us no earlier than August 2, 2023 and no later than the close of business on September 1, 2023. Such notice must provide the information required by our By-laws.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than December 11, 2023.

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the 2024 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Company’s notice of meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2024 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2024 proxy statement must notify us no earlier than October 12, 2023 and no later than the close of business on November 11, 2023. Such notice must provide the information required by our By-laws.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee, plus the reimbursement of customary disbursements, which are not to exceed $35,000 in total.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is currently divided into three classes. Our Amended and Restated Certificate of Incorporation provides that, until the 2023 Annual Meeting (the annual meeting in the year that is three years after the Spin-Off), our Board will be so divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Beginning at the 2023 Annual Meeting, all of our directors will stand for election each year for annual terms, and our Board will no longer be divided into three classes.

At the 2023 Annual Meeting, eight directors will be elected to the Board. The Nominating & Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Arun Sarin, Stefan Ortmanns, Thomas Beaudoin, Marianne Budnik, Douglas Davis, Sanjay Jha, Kristi Ann Matus and Alfred Nietzel, as nominees for election at the 2023 Annual Meeting as directors. Each person elected as a director will be elected for a one-year term expiring at the 2024 Annual Meeting. Directors hold office until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

The names of and certain biographical information about the director nominees are set forth below. The information below also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominees should serve as a director of Cerence. There are no family relationships among any of our directors or executive officers.

Information Regarding the Nominees for Election as Directors

Board Nominee	Qualifications
Arun Sarin Age: 68 Independent Chairman of the Board and Nominating & Governance Committee Chair Board Member since: October 2019

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., from which Pacific Telesis spun off in 1994, and was named President and Chief Operating Officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed Chief Executive Officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become Chief Executive Officer of Bluecora (fka InfoSpace, Inc.), and from 2001 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its group Chief Executive Officer. After his retirement from Vodafone in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years. Mr. Sarin currently serves as a director at The Charles Schwab Corporation and Accenture plc. He previously served as chairman of the board of Trepont Acquisition Corp I, a special purpose acquisition company (“SPAC”), and as a director for Cisco Systems from 2009 to 2020, of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018. Mr. Sarin holds M.B.A. and Master of Science (Engineering) degrees from the University of California-Berkeley and a B.S. from the Indian Institute of Technology in Kharagpur, India. Because of his significant global, managerial and financial experience and background in technology and telecommunications, we believe Mr. Sarin is well qualified to serve as a member of our Board.

Stefan Ortmanns Age: 59 Board Member since: December 2021

Dr. Ortmanns was appointed our President and CEO on December 15, 2021. Prior to his appointment as President and CEO, Dr. Ortmanns served as our Executive Vice President, Core Products from October 1, 2019 until December 14, 2021, overseeing research and development operations, product management and strategic partnership management. Prior to his appointment as Executive Vice President, Core Products, he was with Nuance and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as our Executive Vice President. As GM of the Automotive Division of Nuance, Dr. Ortmanns was responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science. With more than 30 years of technology leadership and extensive experience in the automotive industry, Dr. Ortmanns brings a deep understanding of AI and machine learning applications particularly in the automotive sector, all of which we believe makes him well qualified to serve as a member of our Board.

Thomas Beaudoin Age: 69 Board Member since: October 2019

Mr. Beaudoin has served as our Chief Financial Officer since May 2022. Previously, he served as Chief Transformation Officer at Qualifacts Systems Inc. and Credible Inc. from April 2021 to April 2022, as Executive Vice President Business Transformation of Nuance from 2017 until 2020 and was responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Prior to re-joining Nuance in 2017, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; Executive Vice President and CFO of Nuance from 2008 to 2015; President and CFO of Polaroid Corporation; Senior Vice President and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation, then Compaq Computer Corporation (now Hewlett Packard). Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises, all of which we believe makes him well qualified to serve as a member of our Board.

Marianne Budnik Age: 54 Compensation Committee and Nominating & Governance Committee Member Board Member since: October 2019

Ms. Budnik has served as Chief Marketing Officer for Talon Cyber Security since March 2022. Previously, she served as Chief Marketing Officer at Crowdstrike Holdings Inc. from 2020 to March 2022. Prior to joining Crowdstrike, Ms. Budnik served as Chief Marketing Officer for CyberArk Software Ltd. from 2017 to 2020. Her prior experience also includes serving as the Chief Marketing Officer for SimpliVity Corporation (acquired by Hewlett Packard Enterprise) from 2014 to 2017, and as Chief Marketing Officer for Acme Packet, Inc. (acquired by Oracle Corporation) and CA Technologies. Ms. Budnik served as a director at Schibsted Media Group from 2014 to 2017. Ms. Budnik currently serves as a director of F5, Inc. Ms. Budnik holds an M.B.A. from Boston University Questrom School of Business, and a bachelor’s degree from Babson College. Ms. Budnik is a seasoned technology marketing executive, experienced in leading transformational marketing initiatives at high growth companies, and driving market disruption with some of the fastest growing B2B start-ups in the technology and telecommunications industries, all of which we believe makes her well qualified to serve as a member of our Board.

Douglas Davis Age: 61 Nominating & Governance Committee Member Board Member since: May 2022

Mr. Davis served in various positions at Intel Corporation from 1984 until his retirement in 2019, most recently serving as Senior Vice President of Intel’s Automated Driving Group from 2017 to 2019, which included responsibility for forming the company’s automated driving business, establishing Intel as a leading supplier of chip technology for autonomous vehicles, and leading the company’s acquisition of Mobileye. From 2015 until 2017, Mr. Davis served as Senior Vice President and General Manager of Intel’s Internet of Things group. Mr. Davis is currently a director for Oshkosh Corporation and Verra Mobility. Mr. Davis holds a M.B.A. from the Arizona State University W.P. Carey School of Business and a Bachelor’s Degree in Electrical Engineering from New Mexico State University. Mr. Davis is a technology industry veteran who brings to our Board strong global strategic planning experience and business leadership qualities, as well as valuable experience and relationships within the automotive, autonomous driving and IoT industries, which we believe makes him well qualified to serve as a member of our Board.

Sanjay Jha Age: 59 Compensation Committee Chair and Audit Committee Member Board Member since: October 2019

Mr. Jha is currently an investor and a board member of several privately held companies. Previously, Mr. Jha was a General Partner at Eclipse Ventures from 2019 to 2020, and was the Chief Executive Officer of GlobalFoundries Inc., at the time the second-largest semiconductor foundry business, from 2014 to 2018. Prior to joining GlobalFoundries, Mr. Jha was Chief Executive Officer for Motorola Mobile Devices from 2008 to 2012, a role he held until the company’s acquisition by Google. Before joining Motorola, Mr. Jha was at Qualcomm for over 14 years, ending his tenure at Qualcomm as the Chief Operating Officer (2006 to 2008) and President of Qualcomm CDMA Technologies (2002 to 2008). Mr. Jha was a member of the board of directors of the Semiconductor Industry Association and also served as Chairman of the Global Semiconductor Alliance. Mr. Jha previously served as a director at Trepont Acquisition Corp I, a SPAC, from 2020 to April 2022 and he is a member of the board of trustees of UC San Diego and the Salk Institute and serves on the board of several private start-ups. Mr. Jha holds a Ph.D. (2001), and D.Sc (Hon) in Electrical and Electronics Engineering from the University of Strathclyde. He was inducted into the US National Academy of Engineering in 2018. Mr. Jha has an extensive background in the semiconductor and mobility industries and significant managerial, international and technological experience, all of which we believe makes him well qualified to serve as a member of our Board.

Kristi Ann Matus Age: 54 Audit Committee Chair Board Member since: September 2019

Ms. Matus served as the CFO and COO of Buckle Agency LLC from 2020 to July 2022. From 2017 until 2020, Ms. Matus was an executive advisor to Thomas H. Lee Partners. From 2014 to 2016, Ms. Matus served as the Executive Vice President, Chief Financial and Administrative Officer at athenahealth, Inc. From 2012 to 2013, Ms. Matus served as Executive Vice President and Head of Governmental Services at Aetna, Inc. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association, including Executive Vice President and Chief Financial Officer from 2008 to 2012. She began her career at Thrivent where she held various financial and operational roles for over a decade. Ms. Matus currently serves as a director at Equitable Holdings, Inc. and Alliance Bernstein Holding L.P, and she has previously served as a director of Nextech Systems, Tru Optik Data Corp., and Jordan Health Services, Inc. Ms. Matus holds a B.S. degree from University of Wisconsin, Oshkosh. Ms. Matus has extensive management and financial expertise as well as corporate governance and key leadership skills developed through her decades of experience, all of which we believe makes her well qualified to serve as a member of our Board.

Alfred Nietzel Age: 61 Audit Committee and Compensation Committee Member Board Member since: October 2019

Mr. Nietzel has been an independent consultant since 2017. From 2014 to 2017, Mr. Nietzel served as the Chief Financial Officer and Executive Vice President at CDK Global, Inc., a leading provider of software and information technology solutions to the automotive retail sector. Prior to CDK Global’s spin-off, Mr. Nietzel was with Automatic Data Processing, Inc. (“ADP”) since 2001 and served as Chief Financial Officer for the Dealer Services Division, Chief Financial Officer for the Employer Services Division and as ADP’s Corporate Controller. Prior to joining ADP, Mr. Nietzel served for 17 years with Proctor & Gamble Inc. in numerous financial management roles in the United States, United Kingdom, and Australia. Mr. Nietzel currently serves as the Chairman of the Board of One Span Inc. and as a director at Baxter Credit Union. Mr. Nietzel holds a B.S. degree from Eastern Illinois University. Mr. Nietzel led and orchestrated the financial and administrative execution of the spin-off creating CDK Global in 2014 and has extensive management and corporate experience and financial expertise, all of which we believe makes him well qualified to serve as a member of our Board.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Overview

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board of Directors and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual election of directors

✓	Separate Chairman and CEO

✓	Substantial majority of independent directors

✓	100% independent committee members

✓	Independent directors meet regularly without management present

✓	50% of Board members are women or come from a diverse background

✓	Shareholder right to call special meetings

✓	Majority voting in director elections with resignation policy

✓	Proxy access

✓	Annual Board self-assessments and review of committee charters and governance policies and procedures

Framework

We have developed a corporate governance framework designed to ensure our Board has the opportunity, authority and practices to review, advise and evaluate our business operations and make decisions independent of management. Our goal is to align the interests of directors, management and shareholders and comply with or exceed the requirements of Nasdaq, and applicable laws and regulations. The framework establishes the practices our Board follows with respect to Board meetings, involvement of senior management, director compensation, CEO performance evaluation, management succession planning and Board committees.

Our Key Corporate Governance Documents

✓ Amended and Restated Certificate of Incorporation ✓ Amended and Restated By-laws ✓ Corporate Governance Guidelines ✓ Code of Conduct and Ethics Policy ✓ Director and Executive Stock Ownership Policy	✓ Compensation Committee Charter ✓ Nominating & Governance Committee Charter ✓ Audit Committee Charter ✓ Related Party Transactions Policy ✓ Compensation Clawback Policy

Role of the Board

Our business is managed under the direction of the Board. Management has primary responsibility for the day-to-day operations and affairs of our company and the role of the Board is to provide independent oversight of management. In its oversight role, the Board, as a whole and through its committees, is responsible for establishing broad corporate policies and reviewing our overall performance. The Board selects and provides for the succession of executive officers and, subject to shareholder election, directors. The Board also evaluates the performance of our Chief Executive Officer, and, approves the compensation of our Chief Executive Officer after considering the recommendations of our Compensation Committee. The Board reviews and approves corporate objectives, strategies and annual investment plans, and evaluates significant policies and proposed major commitments of corporate resources. The Board also participates in decisions that have a potential major economic impact on our company. Management keeps our directors informed of company activity through regular communication, including written reports and presentations at Board and committee meetings, as well as through regular informal updates between meetings with all or a subset of Board members.

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman, with Mr. Sarin serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a director who qualifies as independent under the applicable rules of Nasdaq.

Independence of our Board

Under the Nasdaq Marketplace Rules, a director will qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Having an independent Board is core to our governance practices. Our Board is comprised of eight directors. The Board has determined that Mr. Sarin, Ms. Budnik, Mr. Davis, Mr. Jha, Ms. Matus and Mr. Nietzel are independent under the director independence standards of Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each member of each standing committee of the Board is independent. Dr. Ortmanns, our Chief Executive Officer, and Mr. Beaudoin, our Chief Financial Officer, are not considered “independent directors”. In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Cerence, or received personal benefits outside the scope of such person’s normal consideration.

Key Elements of Board Independence

✓	6 out of 8 directors are independent

✓

Executive sessions of independent directors – At each quarterly Board meeting, time is set aside for the independent directors to meet in executive session without management present. Additional executive sessions are held as needed.

✓	Committee independence – Only independent directors are members of the Board’s committees. Each committee meets regularly in executive session.

✓

Independent compensation consultant – The compensation consultant retained by the Compensation Committee is independent of the Company and management as required by the Compensation Consultant Independence Standards.

✓	Independent Board Chair – Arun Sarin currently serves as independent Chair of the Board. Key responsibilities include:

•	Calling meetings of the Board and independent directors;

•	Setting the agenda for Board meetings in consultation with the CEO, the Corporate Secretary, and other directors;

•	Chairing executive sessions and coordinating activities of the independent directors; and

•	Leading the Board’s annual CEO performance evaluation.

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were adopted by the Board in September 2019 and are available under “Leadership and Governance – Governance Documents & Committee Charters” in the Investors section of our website, www.cerence.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible for reviewing the appropriate skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best serve the interests of the Company and its shareholders. The Board believes that candidates for director should have certain minimum qualifications, including: (1) the highest personal and professional ethics and integrity; (2) skills that are complementary to those of the existing Board; (3) proven achievement and competence in the nominee’s field; (4) relevant expertise upon which to be able to offer meaningful advice and guidance to management and make significant contributions to the Company’s success; (5) sufficient time to devote to affairs of the Company and contribute to the Company’s goals; (6) demonstrated excellence in their field; (7) the ability to exercise sound business judgment; (8) the ability to meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members; and (9) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities. Among the criteria the Board may consider are experience and diversity, and, with respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. The Board endorses the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.     Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee prior to accepting service on the board of any other company. Each director also is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board does not presently believe that it should establish term limits or a mandatory retirement age, as term limits and mandatory retirement ages may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide significant contributions to the Board. As an alternative to term limits or a mandatory retirement age, the Board will routinely evaluate the directors and evaluate the need for changes to Board composition based on an analysis of skills and experience necessary for the Company.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is not independent, there shall be a Lead Independent Director recommended by the Nominating & Governance Committee who shall be independent under the applicable rules of Nasdaq. The Chairman of the Board or the Lead Independent Director, as applicable, shall serve as the focal point for independent directors in resolving conflicts with the CEO, or other independent directors, and coordinating feedback to the CEO on behalf of independent directors regarding business issues and Board management.

Committees.    The current committee structure of the Board includes the following standing committees: Audit, Compensation, and Nominating & Governance. Additional committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charter of each standing committee is subject to review periodically to determine that the charter continues to address the purposes for which the committee was formed.

Committees of the Board of Directors

The composition, duties and responsibilities of the standing committees of our Board of Directors are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters are available, without charge, upon request in writing to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary, or under “Leadership and Governance – Governance Documents & Committee Charters” in the Investors section of our website, www.cerence.com.

The table below provides current membership for each standing committee of the Board:

Director	Audit	Compensation	Nominating and Governance

Arun Sarin

Douglas Davis

Thomas Beaudoin

Marianne Budnik

Sanjay Jha

Kristi Ann Matus

Alfred Nietzel

Stefan Ortmanns

  Chair                   Member                   Financial expert

Functions of the Committees

Audit Committee The Audit Committee held 4 meetings during fiscal year 2022. Current Committee Members: • Kristi Ann Matus (Chair) • Sanjay Jha • Alfred Nietzel

Primary Responsibilities

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter, and they include, among other duties:

•  Appointing, approving the compensation of, and assessing the engagement and independence of our independent registered public accounting firm;

•  Pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•  Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•  Considering matters relating to our accounting policies and coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

•  Inquiring about significant risks, reviewing our policies for enterprise risk assessment and risk management, and assessing the steps management has taken to control these risks;

•  Establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•  Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•  Preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•  Reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•  Reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements and reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence; and

•  Reviewing the scope of our annual audits.

Financial Expertise and Independence

The Audit Committee has three members, each of whom is financially literate and meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. In addition, our Board has determined that Ms. Matus and Mr. Nietzel are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Report

The Audit Committee Report is included in this Proxy Statement.

Compensation Committee The Compensation Committee held 9 meetings during fiscal year 2022. Current Committee Members: • Sanjay Jha (Chair) • Marianne Budnik • Alfred Nietzel

Primary Responsibilities

The responsibilities of our Compensation Committee are more fully described in our Compensation Committee charter, and they include, among other duties:

•  Overseeing compensation plans, policies and benefit programs applicable to our executive officers;

•  Reviewing and recommending to the Board the compensation of our Chief Executive Officer and approving the compensation of our other executive officers;

•  Recommending and reviewing on a periodic basis the compensation payable to our directors in connection with their service on the Board and/or any committees of the Board;

•  Overseeing the administration of our equity-based incentive compensation plans and our cash incentive plans where participants include executive officers;

•  Reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” section included in its proxy statement and producing a report on executive compensation to be included in the proxy statement; and

•  Assessing the results of the most recent advisory vote on executive compensation and taking such assessment into consideration when establishing or recommending the compensation of the Company’s executive officers.

Independence

The Compensation Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the Nasdaq rules.

Report

The Compensation Committee Report is included in this Proxy Statement.

Nominating & Governance Committee The Nominating & Governance Committee held 4 meetings during fiscal year 2022. Current Committee Members: • Arun Sarin (Chair) • Marianne Budnik • Douglas Davis

Primary Responsibilities

The responsibilities of our Nominating & Governance Committee are more fully described in our Nominating & Governance Committee charter, and they include, among other duties:

•  Overseeing our corporate governance practices;

•  Considering and reporting to our Board on matters relating to the identification, selection and qualification of candidates to serve as directors;

•  Reviewing and discussing with the CEO and reporting to the Board development and corporate succession plans for the non-CEO members of the executive team;

•  Considering the diversity of background, experience and personal characteristics of any nominee for election to the Board in the overall context of the composition of the Board;

•  Periodically reviewing environmental, social and governance matters that are relevant to the Committee’s oversight responsibilities;

•  Recommending to our Board on an annual basis the candidates to be nominated by our Board for election as directors at our annual meeting of shareholders; and

•  Overseeing our Board’s annual self-assessment.

Independence

The Nominating & Governance Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2022, Mr. Jha (Chair), Ms. Budnik and Mr. Nietzel served as members of the Compensation Committee. None of the members of the Compensation Committee has been or is an officer or employee of the Company or had any other relationships with us requiring disclosure in this Proxy Statement. In addition, none of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee.

Meeting Attendance

Each quarter, our Board holds two-day meetings. Committee meetings occur the first day before the Board meeting. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met 9 times during fiscal year 2022.

In fiscal year 2022, the Board and committees of the Board held a total of 26 meetings. Each director attended 100% of the meetings of the full Board and the committees of which they were members in fiscal year 2022.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, directors are encouraged to attend the annual shareholders meeting. All directors then serving attended the 2022 Annual Meeting.

Consideration of Director Nominees

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee. Any shareholder nominations must comply with the requirements of the Company’s Amended and Restated By-laws. In addition, shareholder nominations should be submitted within the timeframe as specified under Shareholder Proposals and Director Nominations for the 2024 Annual Meeting above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Board believes that candidates for director should have certain minimum qualifications, including: (1) the highest personal and professional ethics and integrity; (2) skills that are complementary to those of the existing Board; (3) proven achievement and competence in the nominee’s field; (4) relevant expertise upon which to be able to offer meaningful advice and guidance to management and make significant contributions to the Company’s success; (5) sufficient time to devote to affairs of the Company and contribute to the Company’s goals; (6) demonstrated excellence in their field; (7) the ability to exercise sound business judgment; (8) the ability to meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members; and (9) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with our Board, we have provided instructions so that shareholders who are interested in communicating with our Board will be able to do so by writing to us at Cerence Inc., One Burlington Woods Drive. Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary. Shareholders who would like their submission directed to a particular member of our Board may so specify.

Code of Conduct and Ethics

We have adopted a written Code of Conduct and Ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

the avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations, including foreign corrupt trade practices;

•	adherence to all policies, including insider trading policies;

•	the prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

•	accountability for adherence to the code.

A copy of the Company’s Code of Conduct and Ethics is available under “Leadership and Governance” in the Investors section of our website, www.cerence.com.

Derivatives Trading, Hedging and Pledging Policies

We prohibit our employees and members of the Board from speculating in our equity securities, including the use of short sales or any trading in publicly available options or derivative securities with respect to Cerence stock. We prohibit our employees and members of the Board from purchasing Cerence stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy Cerence stock). In addition, our employees and members of the Board are further prohibited from pledging Company securities as collateral for a loan (whether in a margin account or otherwise).

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation mitigation policies and risks. The Board’s oversight on cybersecurity includes updates from senior management and the Company’s experts in areas such as cybersecurity threats, and technologies and solutions both deployed internally and for the benefit of the Company’s customers, and policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. Additionally, the CFO and General Counsel provide periodic reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s experts report to the Board on cybersecurity. Management also provides the Audit Committee with periodic reports on the Company’s compliance programs and efforts, investment policy and practices, and compliance with debt covenants. Management and the Compensation Committee’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

Corporate Responsibility

At Cerence, our mission is to enable a safer, more enjoyable journey for everyone. We are committed to improving the lives of our employees, customers, partners, shareholders, and the communities in which we live and work. In 2021, we conducted our first materiality assessment and published our inaugural ESG report, which outlined our ESG performance and strategy. The report can be found at https://www.cerence.com/about/sustainability. The findings of this inaugural assessment have informed our ongoing ESG strategy, and we intend to publish a new report in 2023 that outlines our progress.

Board Oversight of ESG.    As set forth in its charter, the Nominating & Governance Committee oversees the Company’s ESG performance, strategies, goals and objectives and monitors evolving ESG risks and opportunities. The Compensation Committee periodically reviews ESG matters that are relevant to the Committee’s oversight responsibilities, including matters with respect to diversity, equity and inclusion, talent development, employee engagement, and culture. Further, the Audit Committee is engaged to provide regular oversight of ethics and compliance matters. We review our company-wide initiatives and efforts in this area at least 2 times a year with the full Board. The Board and its committees offer feedback to management on ESG best practices that help guide the development of our various ESG initiatives.

Environmental.    We are committed to protecting the environment by monitoring and managing our business operations to better understand and continuously reduce our negative impact on the environment. In this regard, we are dedicated to supporting the transition of the automotive industry from internal combustion engines to hybrid and battery electric vehicles. We take energy considerations into account in making decisions regarding the physical data centers that host our information. Within our global facilities, we strive to reuse or recycle our corporate IT equipment (computers, phones, etc.), and contract with vendors to responsibility dispose of equipment that we can no longer use. We continue to pursue additional ways to prioritize clean energy, reduce water usage, and increase the adoption of environmentally sustainable practices, including mapping our environmental data so we can better understand and manage our carbon footprint.

Social.    We are committed to attracting and retaining the best and brightest talent and building a culture of transparency, trust and respect. We are a global team that seeks to build a diverse and inclusive workplace built upon the different perspectives, beliefs and backgrounds of our people. Strengthening diversity enables us to bring our collective ideas together to make the best decisions for the global community we serve. We have successfully launched affinity groups for Diversity and Inclusion, Women in Technology, and Working Parents, as well as our Book Club. We celebrated important cultural observances such as Black History Month, Women’s History Month, and Pride Month. We also have education opportunities and training and development programs that help to enrich the knowledge and talents across our organization. And, in 2022, we conducted our second company-wide employee engagement survey to determine opportunities to further build our culture.

As a global company operating in 18 countries, we have many activities and interests directed toward serving our communities. In 2022, we established a global network of social committees dedicated to organizing events and initiatives that bring our employees together in service of their communities. We also regularly support STEM (science, technology, engineering and math) education and related initiatives.

Governance.    At the time of the Spin-off, we prioritized having the right people, policies and procedures in place as a standalone company, and believe that sound corporate governance policies and independent oversight are essential elements of a well-run company. See the section of this Proxy Statement entitled “Corporate Governance” for further information regarding our governance policies and processes. In addition, we believe it is important to have directors representing diversity in many dimensions of background, experience and personal characteristics. As set forth in its charter, the Nominating & Governance Committee considers the diversity of background, experience and personal characteristics of any director nominee (including such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes) among the Board’s members in the overall context of the composition of the Board. Currently, 50% of our Board are women or come from a diverse background.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our Board of Directors periodically evaluates the compensation of our non-employee directors, including the recommendations of the Compensation Committee. The Board also considers input from the Compensation Committee’s compensation consultant, which reviews director pay levels at peer companies and provides feedback on where our non-employee director compensation is positioned relative to the Company’s compensation peers.

In fiscal year 2022, we compensated our non-employee directors with an annual cash retainer of $100,000, plus an annual equity grant with a grant date fair value of $125,000, as well as reimbursement for travel or other expenses incurred in connection with their service. The Chairman of the Board receives an additional annual cash retainer of $80,000, the Chair of the Audit Committee receives an additional annual cash retainer of $15,000, the Chair of the Compensation Committee receives an additional annual cash retainer of $12,500 and the Chair of the Nominating & Governance Committee receives an additional annual cash retainer of $10,000.

Annual equity grants to non-employee directors vest in full on the one-year anniversary of the date of grant subject to continued service through such date. Each newly appointed director (i.e., directors appointed prior to the annual shareholders’ meeting) is entitled to an annual grant upon appointment to the Board, which vests in full at the conclusion of the current annual vesting period.

Fiscal Year 2022 Compensation Structure for Directors
Regular Retainers
Annual Base Retainer (TOTAL—Cash and Equity)	$225,000
Cash	$100,000
Stock Award	$125,000
Independent Board Chair Retainer	$80,000
Committee Chair Retainers
Annual Audit Committee Chair Retainer	$15,000
Annual Compensation Committee Chair Retainer	$12,500
Annual Nominating and Governance Chair Retainer	$10,000

The following table sets forth a summary of the compensation earned by, or paid to, our non-employee directors in fiscal year 2022:

FISCAL 2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Arun Sarin	190,000	117,209	307,209
Marianne Budnik	100,000	117,209	217,209
Douglas Davis (3)	41,667	118,297	159,964
Sanjay Jha	112,500	117,209	229,709
Kristi Ann Matus	115,000	117,209	232,209
Alfred Nietzel	100,000	117,209	217,209

(1)

Amounts reported in the Stock Awards column represent the grant date fair value of annual RSU awards granted to the non-employee members of the Board of Directors other than Mr. Davis during fiscal year 2022, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) based on the closing market price of our Common Stock on the grant date of February 2, 2022 (which was $64.34 per share). For Mr. Davis, the amount reported in the Stock Awards column represents the grant date fair value of his initial RSU Award, computed in accordance with FASB ASC Topic 718 based on the closing market price of our Common Stock on the grant date of May 5, 2022 (which was $29.54).

(2)

As of September 30, 2022, our non-employee directors held the following number of unvested restricted stock units: Mr. Sarin,12,679 restricted stock units; Ms. Budnik, 7,250 restricted stock units; Mr. Davis, 4,006 restricted stock units; Mr. Jha, 7,250 restricted stock units; Ms. Matus, 7,250 restricted stock units; and Mr. Nietzel, 7,250 restricted stock units.

(3)	Mr. Davis was appointed to the Board of Directors on May 3, 2022.

NAMED EXECUTIVE OFFICERS

The following table provides information regarding our named executive officers as set forth in this Proxy Statement who are currently employed by the Company.

Executive Officer	Biography
Stefan Ortmanns Age: 59 President and Chief Executive Officer

Dr. Ortmanns was appointed our President and CEO on December 15, 2021. Prior to his appointment as President and CEO, Dr. Ortmanns served as our Executive Vice President, Core Products from October 1, 2019 until December 15, 2021, overseeing research and development operations, product management and strategic partnership management. Prior to his appointment as Executive Vice President, Core Products, he was with Nuance and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as our Executive Vice President. As GM of the Automotive Division of Nuance, Dr. Ortmanns was responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

Thomas Beaudoin Age: 69 Chief Financial Officer

Mr. Beaudoin has served as our Chief Financial Officer since May 2022. Previously, he served as Chief Transformation Officer at Qualifacts Systems Inc. and Credible Inc. from April 2021 to April 2022, as Executive Vice President Business Transformation of Nuance from 2017 until 2020 and was responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Prior to re-joining Nuance in 2017, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; Executive Vice President and CFO of Nuance from 2008 to 2015; President and CFO of Polaroid Corporation; Senior Vice President and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation, then Compaq Computer Corporation (now Hewlett Packard). Mr. Beaudoin has been a director of Cerence since October 2019. Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College.

Christophe Couvreur Age: 54 Senior Vice President and General Manager, Core Products

Dr. Couvreur has served as our Senior Vice President and General Manager, Core Products since January 1, 2022, and in such role, he is responsible for product management and working in lockstep with our R&D and professional services teams worldwide. Prior to his product leadership roles at Cerence, Dr. Couvreur served in a variety of senior positions at Nuance in research, engineering, project/program management and general management, all focused on bringing innovative speech and AI products to market in the Automotive, Mobile and Gaming areas. Before Nuance, Dr. Couvreur worked at Lernout & Hauspie Speech Products, the University of Illinois at Urbana-Champaign, and the Belgian National Fund for Scientific Research. He also served as a Lieutenant in the Belgian Air Force. Dr. Couvreur holds a PhD in Applied Science from Faculté Polytechnique de Mons (Belgium), MSc’s in engineering from UIUC and in mathematics from UCL, and an MBA from Vlerick Business School.

Executive Officer	Biography
Prateek Kathpal Age: 45 Executive Vice President, Chief Technology Officer

Mr. Kathpal has served as our Chief Technology Officer since October 1, 2019. In this role, Mr. Kathpal is responsible for Cerence’s technology vision, R&D, and professional services, as well as the Company’s user research and experience group. Prior to joining Cerence, Mr. Kathpal held numerous senior leadership positions at various technology companies including serving as General Manager of AI & IoT Products at View, responsible for leading product strategy, defining and driving the product roadmap, and supporting M&A activity to accelerate growth. Prior to View, he served as Vice President of Product & Solution Management at Polycom; Chief Strategy Officer at HighQ; and Vice President of Product Strategy at Accusoft, which acquired Adeptol, a company Mr. Kathpal founded. Mr. Kathpal holds a Bachelor of Engineering degree in Instrumentation & Process Control from Punjab Tech University, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers (the “NEOs”), we are referring to the following individuals whose fiscal year 2022 compensation is set forth below in the Fiscal 2022 Summary Compensation Table and subsequent compensation tables.

Name	Position

Stefan Ortmanns	President and Chief Executive Officer

Sanjay Dhawan	Former President and Chief Executive Officer

Thomas Beaudoin	Chief Financial Officer

Mark Gallenberger	Former Chief Financial Officer

Marc Montagner	Former Chief Financial Officer

Prateek Kathpal	Executive Vice President and Chief Technology Officer

Christophe Couvreur	Senior Vice President and GM, Core Products

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our senior leadership team.

Executive Summary

Fiscal Year 2022 Management Changes

The Company experienced several key leadership changes in fiscal year 2022. Mr. Dhawan resigned from his role as President and Chief Executive Officer and as a member of the Board as of December 15, 2021, but agreed to provide critical transition assistance for up to 12 months thereafter to ensure a smooth and seamless handover of his duties and responsibilities. Dr. Ortmanns, who previously served as Executive Vice President and General Manager Core Auto BU, was appointed as President and Chief Executive Officer and as a member of the Board as of December 15, 2021. Mr. Gallenberger retired as Chief Financial Officer as of March 11, 2022 and continued to serve in an advisory role with the Company through November 15, 2022. Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022. Mr. Beaudoin, who served as a member of the Board of Directors, was appointed as Chief Financial Officer as of May 5, 2022. Although Messrs. Dhawan, Gallenberger and Montagner are no longer with Cerence, they are included as NEOs in this Proxy Statement pursuant to applicable SEC rules.

Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee, and the Board of Directors remain committed to a pay-for-performance philosophy that ties compensation to the achievement of the Company’s operational, financial, and strategic objectives that are core to the creation of sustainable long-term shareholder value. As a high-growth technology company in a highly dynamic and competitive sector, it is critically important that we maintain a market-competitive executive compensation program that enables us to attract and retain talent, both at the senior leadership level and throughout the Company.

The Board of Directors and the Compensation Committee considered the results of our first shareholder “say-on-pay” advisory vote at the 2022 Annual Meeting of Shareholders at which approximately 97% of votes cast were cast in favor of the compensation of our NEOs. In light of the strong support reflected by the results of the 2022 say on pay vote, we maintained our general philosophy on executive compensation for fiscal year 2022 while enhancing the design of our compensation program, as described in more detail under the heading “Fiscal Year 2022 Named Executive Officer Compensation – Fiscal Year 2022 Compensation Program Changes.”

We value the views of our shareholders and continue to be receptive to input from shareholders concerning our executive compensation program and will continue to consider any such feedback when making design adjustments. For example, with respect to our compensation program for fiscal year 2022 and informed by our shareholder outreach in fiscal year 2021, we included performance metrics in our short-term incentive plan (“STIP”), eliminated the “re-testing” and “kicker” features for performance-based restricted stock units (“PSUs”), and adopted a clawback policy, each as described in more detail elsewhere in the CD&A. Consistent with the recommendation of our Board of Directors and the preference of our shareholders as reflected in the non-binding, advisory vote on the frequency of future say-on-pay votes conducted at our 2022 Annual Meeting of Shareholders, we intend to hold an annual non-binding, advisory vote on the compensation of our NEOs until at least the next non-binding, advisory vote regarding the frequency of future say-on-pay votes, which will occur no later than our 2028 Annual Meeting of Shareholders.

Key Fiscal Year 2022 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during fiscal year 2022 are set forth below.

Compensation Component	Link to Business and Talent Strategies	Fiscal 2022 Compensation Actions
Base Salary	• Competitive base salaries help attract and retain executive talent.

•   Base salaries for newly hired NEOs and increases for internally promoted NEOs were based on competitive market data and adjusted, as appropriate, to account for experience, tenure, and responsibilities.

STIP	• Focus executives on achieving annual financial and non-financial results that are key indicators of annual financial and operational performance.

•   Annual cash incentive awards were earned below target due to below target achievement of the pre-established performance goals.

•   For fiscal year 2022, STIP bonuses were earned at 38.79% of target for each of the NEOs that was eligible to receive a bonus.

Long-Term Equity Incentive Compensation

•   Fiscal year 2022 annual equity-based awards consisted of PSUs and RSUs.

•   PSUs are earned based on achievement of revenue growth and Adjusted EBITDA margin (each weighted 50%), which are key top-line and bottom-line performance indicators.

•   RSUs provide focus on stock price growth and serve our talent retention objectives.

•   The annual equity award mix consisted of 50% PSUs and 50% RSUs.

•   The fiscal year 2022 performance tranches for outstanding PSUs were not earned due to below threshold achievement of the pre-established performance goals.

Our Executive Compensation Philosophy

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive long-term shareholder value creation and seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:

Principle	Description

Business Driven	Compensation should be aligned with the Company’s business goals

Performance Differentiated	Incentive compensation should create an effective link between pay and performance

Market Competitive	The total compensation package should be competitive to retain, motivate and incentivize executives to successfully execute our business strategy

Shareholder Aligned	Compensation should be aligned with shareholder interests by delivering a substantial component in the form of equity-based awards

For fiscal year 2022, the targeted mix of total direct compensation for our incumbent CEO and the other NEOs is illustrated below. We believe the mix of compensation, the allocation between cash and equity, the time horizon between short-term and long-term, and the differentiation between fixed and variable compensation collectively provide appropriate incentives to motivate near-term performance, while providing significant incentives to keep executives focused on longer-term corporate goals that drive shareholder value.

The table below describes the Company’s pay components, along with the role and factors for determining each pay component applicable to our NEOs in fiscal year 2022.

Pay Component	Fixed vs. Variable	Role	Determination Factors
Base Salary	Fixed Compensation	• Provides fixed portion of annual cash income	• Competitive market levels and executive’s overall experience, tenure, and responsibilities
STIP	Variable Compensation	• Provides variable portion of annual cash income (a portion of which is settled in RSUs) • Focuses executives on annual objectives that support long-term strategy and value creation

•  Target opportunities based on competitive market levels and skills and performance of executive

•  Actual payouts based on performance against pre-established annual corporate goals and individual contribution levels

Long-Term Equity Incentive Compensation: • PSUs • RSUs	Variable Compensation	• Incentivizes financial performance to drive value creation • Aligns interests of executives with shareholders • Encourages equity ownership • Promotes retention

•  Target awards based on competitive market levels and executive’s level of responsibility, criticality of role, individual performance and ability to contribute to our long-term success

•  Realized value based on actual performance against pre-established financial goals and stock price performance

Compensation Governance

We are committed to good compensation governance, which we believe promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens Board and management accountability. We have the following practices in place to promote the long-term interests of our shareholders.

What We Do	What We Don’t Do

✓  Pay for performance by providing a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓  Pre-established performance goals that are aligned with creation of shareholder value

✓  Market comparison of executive compensation against a relevant peer group of companies

✓  Use of an independent compensation consultant reporting to the Compensation Committee and providing no other services to the Company

✓  Robust stock ownership guidelines

✓  Mitigate undue risk

✓  Clawback policy

✓  Annual say-on-pay vote

×   We do not allow automatic acceleration of equity awards upon a change of control

×   We do not have excise tax gross-ups

×   We do not allow repricing of underwater stock options

×   We do not allow hedging or short sales of our securities

×   We do not allow pledging of our securities

HOW WE DETERMINE EXECUTIVE COMPENSATION

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee	Establishes executive compensation philosophy
• Approves incentive compensation programs and target performance expectations for STIP awards and LTIP awards
• Approves all compensation actions for the NEOs other than the CEO, including base salary and target and actual STIP and LTIP awards, and recommends the CEO’s compensation to the Board for approval
Board of Directors	• Based on the recommendation of the Compensation Committee, approves all compensation actions for the CEO, including base salary and target and actual STIP and LTIP awards
Independent Committee Consultant – FW Cook

•  Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation and executive compensation trends

• Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•  Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management

•  Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes recommendations to the Board for CEO compensation and makes final decisions for all other NEOs, with advice from the compensation consultant, as appropriate

•  Responsible for the administration of the compensation programs once Board and Compensation Committee decisions are finalized

Peer Group Selection and Market Data

In evaluating the total compensation of our NEOs, our Compensation Committee, using information provided by FW Cook, established a peer group of publicly traded companies. Developing a compensation peer group for Cerence for compensation comparison purposes is challenging because there are few automotive artificial intelligence companies that are publicly-traded, stand-alone, U.S.-based and size-appropriate. While the Compensation Committee recognized that there is no “perfect peer group” for a company like Cerence, they endeavored to identify 12 to 24 similarly-sized, high-growth, publicly-traded technology companies that would collectively provide appropriate reference points for compensation data for evaluating the competitiveness of our compensation program.

In light of the cadence of the annual compensation calendar, peer groups are typically established in the fiscal year preceding the fiscal year in which the peer compensation data will be utilized for compensation setting purposes. Accordingly, our fiscal year 2022 peer group was determined in the third quarter of fiscal year 2021 and was comprised of the following 17 companies:

8x8	Gentex	SPS Commerce
Altair Engineering	Guidewire	Upland Software
Aspen Technology	LivePerson	Varonis Systems
Blackberry	PROS Holdings	Visteon
Blackline	Rapid 7	Yext
Everbridge	SailPoint Technologies

Based on data compiled by FW Cook at the time of the peer group review, our positioning on key financial metrics relative to the peer group was as follows:

Cerence Peer Group Positioning
Revenue (trailing four quarters): 52nd percentile	Market Cap: 45th percentile
EBITDA (trailing four quarters): 86th percentile

Data Source: S&P CapitalIQ; Market capitalization calculated as of March 15, 2021

As an additional reference, our Compensation Committee also used data from the Radford Global Technology executive compensation survey (the “Radford Survey”) to evaluate the competitive market when formulating its recommendation for, or approving, the total direct compensation packages for our executive officers. The Radford Survey provides compensation market intelligence and is widely used within the technology industry. The Compensation Committee does not review the specific companies included in the Radford Survey and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

Due to the nature of our business, we also compete for executive talent with companies outside our peer group, including public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater compensation potential. In setting compensation, the Compensation Committee considers each executive’s level and job performance, his duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the peer group companies and in the survey data, and other circumstances unique to the Company, and evaluates whether the compensation elements and levels provided to our executives are generally appropriate relative to their responsibilities at the Company and compensation elements and levels provided to their counterparts in the peer group or within survey data. The Compensation Committee considers both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise informed judgment and not rely solely on rigid benchmarks. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the peer group companies or survey data.

Fiscal Year 2022 Named Executive Officer Compensation

Fiscal Year 2022 Compensation Program Changes

Our compensation programs focus our leadership team on key areas that drive the business forward and align with the long-term interests of our shareholders. The Compensation Committee regularly reviews and discusses plan performance at each meeting. The Compensation Committee considers many factors when electing to make changes for future incentive plans, including market trends, input from its independent compensation consultant and shareholder feedback. For fiscal year 2022, the Compensation Committee made significant changes both to the short-term and long-term incentive programs to continue driving performance and better align our compensation design with the feedback received from our shareholders.

Fiscal Year 2022 STIP Changes

The fiscal year 2022 STIP consists of both financial measures and strategic objectives:

•	Financial measures, consisting of revenue, Adjusted EBITDA and bookings, are the predominant factors and weighted 90%; and

•	New strategic objectives relating to customer satisfaction and employee satisfaction are weighted 10%.

Fiscal Year 2022 LTIP Changes

Historically, our PSUs had “re-testing” and “kicker” features; specifically, (i) PSUs that are not earned in one performance period remained eligible to be earned in a future performance period and (ii) if maximum performance targets were met in each of the three performance periods, additional “kicker” PSUs would be earned. Based on feedback from shareholders, the fiscal year 2022 PSUs eliminate the re-testing and kicker provisions.

In addition, based on feedback from shareholders, the fiscal year 2022 PSUs reflect the following elements:

•	The PSU goals are based on year-over-year revenue growth and Adjusted EBITDA margin performance;

•	The goals were pre-established at the beginning of the three-year performance period; and

•	Because each year’s performance is foundational to our operational success, performance achievement is measured annually to maintain accountability and line-of-sight.

Fiscal Year 2022 Compensation Snapshot

The Company’s fiscal year 2022 executive compensation program can be summarized as follows:

Fiscal 2022 Total Direct Compensation Element
	Base Salary	Annual Bonus	PSUs	RSUs

Who Receives	All NEOs	All NEOs	All NEOs	All NEOs

When Granted	Annually	Annually	Annually	Annually

Form of Delivery	Cash	Mix of Cash and Stock	Equity	Equity

Type of Performance	Short-Term Emphasis (Fixed)	Short-Term Emphasis (Variable)	Long-Term Emphasis (Variable)	Long-Term Emphasis (Variable)

Performance/Vesting Period	1 year	1 year	3-year pre-established revenue growth and Adjusted EBITDA margin goals; annual performance measured for each fiscal year	3-year ratable vesting

How Payout Is Determined	Board or Compensation Committee Determination	Pre-Established Formula / Individual Performance Modifier	Pre-Established Formula	Value Dependent on Stock Price at Each Vesting Date

Performance Measures	—	Revenue, Adjusted EBITDA, bookings, customer satisfaction and employee satisfaction, with an individual performance modifier	Revenue growth and Adjusted EBITDA margin	—

Base Salary

Base salaries are a fixed amount paid to each executive for performing his normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay grade and competitive compensation practices. Based on these criteria, in fiscal year 2022, our NEOs received the annual base salary increases set forth in the table below.

	Fiscal Year 2021 Base Salary ($)	Fiscal Year 2022 Base Salary ($)
Stefan Ortmanns (1)	$363,242	$574,520
Sanjay Dhawan (2)	$618,000	$618,000
Thomas Beaudoin (3)	—	$475,000
Mark Gallenberger (4)	$412,800	$423,120
Marc Montagner (5)	—	$450,000
Prateek Kathpal (6)	—	$500,000
Christophe Couvreur (7)	—	$335,753

(1)

Base salary for Dr. Ortmanns is paid in Euros. Dr. Ortmanns’ fiscal year 2021 base salary was €304,006.56 and his fiscal year 2022 base salary, upon his promotion to President and Chief Executive Officer, was €530,000. The listed amounts for Dr. Ortmanns for fiscal year 2021 and fiscal year 2022 are based on an exchange rate of 1 Euro to 1.195 and 1.084 U.S. dollars, respectively.

(2)	Mr. Dhawan resigned as President and Chief Executive Officer effective December 15, 2021.

(3)	Mr. Beaudoin was appointed as Chief Financial Officer as of May 5, 2022 and previously served as a member of the Board of Directors.

(4)	Mr. Gallenberger resigned as Chief Financial Officer as of March 11, 2022.

(5)	Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022.

(6)

Mr. Kathpal was not a NEO for fiscal year 2021. Mr. Kathpal’s fiscal year 2022 salary reported in the table was effective as of January 10, 2022 upon his promotion to Executive Vice President and Chief Technology Officer.

(7)

Base salary for Dr. Couvreur is paid in Euros. Dr. Couvreur was not a NEO for fiscal year 2021. Dr. Couvreur’s fiscal year 2022 of €309,735 was effective as of January 1, 2022 as part of our annual salary review process and upon his promotion to Senior Vice President and GM Core Products. The listed amounts for Dr. Couvreur is based on an exchange rate of 1 Euro to 1.084 U.S. dollars.

Short-Term Incentive Plan (“STIP”)

The Compensation Committee has designed our executive compensation program to provide that a significant level of each executive officer’s compensation opportunity is performance-based. Accordingly, our NEOs, are eligible to receive annual performance-based bonuses under our STIP based on the achievement of performance objectives established at the beginning of the fiscal year.

The annual performance-based cash incentive that each NEO is eligible to receive is based on the individual’s target bonus, as a percentage of base salary. The Compensation Committee reviews the target annual bonus opportunities each year to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs for fiscal year 2022 was as follows:

	Fiscal Year 2022 Target Annual Cash Incentive as Percent of Base Salary (%)	Fiscal Year 2022 Target Annual Cash Incentive ($)(1)
Stefan Ortmanns	100%	$574,520
Sanjay Dhawan (2)	100%	$618,000
Thomas Beaudoin	75%	$356,250
Mark Gallenberger (3)	75%	$317,340
Marc Montagner (4)	75%	$337,500
Prateek Kathpal	75%	$375,000
Christophe Couvreur	50%	$167,876

(1)

Target bonus amounts included in the table have not been pro-rated to reflect start dates for NEOs who joined during fiscal year 2022 but actual payouts are pro-rated to reflect start dates for NEOs hired during the fiscal year.

(2)	Mr. Dhawan resigned as President and Chief Executive Officer effective December 15, 2021 and was not eligible for a bonus under the STIP for fiscal year 2022.

(3)	Mr. Gallenberger resigned as Chief Financial Officer as of March 11, 2022 and was not eligible for a bonus under the STIP for fiscal year 2022.

(4)	Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022 and was not eligible for a bonus under the STIP for fiscal year 2022.

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under the STIP. For fiscal year 2022, the Compensation Committee established the following goals and payout levels under the STIP:

Metric	Weighting	Rationale for Metric	Payout Range

Revenue	30%	Top line financial metric and a key metric for our investors	50% – 200%

Adjusted EBITDA*	30%	Adjusted EBITDA is reflective of our operating performance and a key metric for our investors	50% – 200%

Bookings	30%	Establishes business pipeline	50% – 200%

Employee Satisfaction	5%	Indicator of our success at human capital management	50% – 200%

Customer Satisfaction	5%	Metric used to score and track how satisfied customers are with our products, services, and their experience	50% – 200%

Individual Contribution	—

Individual contribution is not a specifically weighted metric, but is included as a component of the STIP in order to enable the Compensation Committee to differentiate actual payouts based on individual performance as reflected in each executive’s demonstrated leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, business unit or functional accountabilities and commitment to excellence and work ethic

The Compensation Committee’s evaluation of an executive’s performance relative to these considerations is inherently subjective and is not based on any mathematical calculation or formula; rather, it relies on the collective business experience and judgment of the Compensation Committee to holistically consider the performance of each executive and his contribution to the overall success of the Company

			70% – 130% adjustment factor Regardless of the adjustment factor (if any), the overall STIP payout is capped at 200%

* We define Adjusted EBITDA as consolidated net income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, amortization of intangible assets, restructuring and other costs, net, depreciation, total other income (expenses), net and (benefit from) provision for income taxes. In addition, revenue and Adjusted EBITDA are adjusted for any positive or negative foreign exchange impact, to the extent actual impact differs from budgeted assumptions.

The threshold, target and maximum performance and payout opportunities under the fiscal year 2022 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold	Target	Maximum	Actual*	% of Target Achieved	Payout %
Payout %	50%	100%	200%

Revenue ($ millions)	$382.5	$425.0	$467.5	$341.3	80.3%	0%

Adjusted EBITDA ($ millions)	$146.6	$162.9	$179.2	$90.8	55.7%	0%

Bookings ($ millions)	$600	$750	$788	$702.3	93.6%	84.3%

Employee Satisfaction	65	70	75	67	95.7%	70%

Customer Satisfaction	2.5	3	3.5	3.56	118.6%	200%

Weighted Average Payout: 38.79%

*	Note that actual performance is adjusted to align with the fiscal year 2022 STIP foreign exchange rate.

The Compensation Committee considered the individual performance of the NEOs and determined that it was achieved at target levels and, accordingly, that there should be no upward or downward adjustment to the formulaic financial score above.

The annual STIP bonuses earned by our NEOs for fiscal year 2022 are set forth in the table below. For fiscal year 2022, the annual STIP bonuses were paid 75% in the form of RSUs and 25% in the form of cash.

	Target STIP Opportunity ($)	Financial Metric Weighted Payout (%)	Fiscal Year 2022 Earned STIP ($)
Stefan Ortmanns	$574,520	38.79%	$222,856
Sanjay Dhawan (1)	$618,000	—	—
Thomas Beaudoin (2)	$356,250	38.79%	$56,412
Mark Gallenberger (3)	$317,340	—	—
Marc Montagner (4)	$337,500	—	—
Prateek Kathpal	$375,000	38.79%	$145,463
Christophe Couvreur	$167,876	38.79%	$65,119

(1)	Mr. Dhawan resigned as President and Chief Executive Officer effective December 15, 2021 and was not eligible for a bonus under the STIP for fiscal year 2022.

(2)	Mr. Beaudoin was appointed as Chief Financial Officer as of May 5, 2022 and his fiscal year STIP bonus was pro-rated based on his start date as Chief Financial Officer.

(3)	Mr. Gallenberger resigned as Chief Financial Officer as of March 11, 2022 and was not eligible for a bonus under the STIP for fiscal year 2022.

(4)	Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022 and was not eligible for a bonus under the STIP for fiscal year 2022.

Long-Term Incentive Program

We provide long-term incentive compensation to our executive officer, including the NEOs, under our long-term incentive plan (“LTIP”) in the form of RSUs and PSUs. These awards are designed to align the interests of our executive officers with those of our shareholders, and to improve our long-term profitability and stability through the attraction and retention of superior talent.

The Compensation Committee believes the commitment to grant a mix of time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term incentive in the form of equity awards that will be fully earned only if they remain with us for several years. The value of equity awards granted to each NEO is intended to be market competitive and reflective of each executive’s skill set, experience, role and responsibilities.

Each executive officer has an annual long-term equity incentive target grant denoted in terms of a dollar value, which is allocated equally between PSUs and RSUs. The dollar value is converted into an equivalent number of RSUs and target number of PSUs based on the average closing price of the Company’s Common Stock during the 20 trading day period preceding the grant date (closing price on grant date included). The use of an average Common Stock closing price for purposes of converting dollar value targets into shares is intended to reduce the impact of short-term stock price volatility on individual awards, thereby mitigating the risk of a windfall or impairment to the award opportunity.

During fiscal year 2022, the Compensation Committee approved the RSU and PSU grants to the NEOs set forth in the table below.

	PSU		RSU
	Target Value ($)	Award (#)	Award Value ($)	Award (#)
Stefan Ortmanns (1)	$2,067,886	32,560	$2,293,201	32,560
Sanjay Dhawan (2)	—	—	—	—
Thomas Beaudoin (3)	$1,183,491	40,064	$1,183,491	40,064
Mark Gallenberger (4)	—	—	—	—
Marc Montagner (5)	$1,163,115	30,811	$3,498,346	92,433
Prateek Kathpal	$1,022,905	16,280	$1,101,765	16,280
Christophe Couvreur	$322,758	5,082	$497,805	6,784

(1)	Dr. Ortmanns RSU and PSU values are different as the grants were made on different dates.

(2)	Mr. Dhawan resigned as President and Chief Executive Officer effective December 15, 2021 and did not receive an LTIP award for fiscal year 2022.

(3)

Mr. Beaudoin was appointed as Chief Financial Officer as of May 5, 2022 and the awards set forth in the table above reflect initial awards granted to him in connection with his appointment as Chief Financial Officer. In addition, Mr. Beaudoin was granted an annual equity retainer for his service on the Board of Directors prior to his appointment as Chief Financial Officer, which is not reflected in the table above.

(4)	Mr. Gallenberger resigned as Chief Financial Officer as of March 11, 2022 and did not receive an LTIP award for fiscal year 2022.

(5)

Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022. The awards set forth in the table above reflect initial awards granted to him in connection with his appointment as Chief Financial Officer, which were forfeited in their entirety upon his resignation.

Details on the types of equity awards granted are provided in the table below.

Equity Award	Rationale and Key Features
PSUs

•  The PSUs for the CEO vest after three years with annual banking and the PSUs for the other NEOs vest as to one-third each based on the achievement of financial measures over three one-year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives.

•  Incentivize NEOs to achieve specific measurable financial goals over a three-year performance cycle.

•  Earned shares range from 0% for below threshold performance to 200% of target for maximum performance.

RSUs

•  Align pay and Company performance as reflected in our stock price.

•  Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

•  RSUs generally vest in equal annual installments following the grant date over a period of three years, generally subject to continued employment with Cerence through the applicable vesting date.

The performance measures and weightings for the fiscal year 2022 PSU awards are as follows:

Performance Measures	Weighting	Description
Revenue Growth Adjusted EBITDA Margin*	50% 50%

•  Goals are pre-established at the beginning of the three-year performance period (fiscal 2022-fiscal 2024)

•  Achievement is measured on an annual basis for each fiscal year

•  When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum

* We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as the adjusted earnings before interest, taxes, depreciation and amortization as a percentage of revenue, as reported by the Company in its earnings announcement for the applicable performance period.

Outstanding PSU Awards

The following tables show the performance metrics and weighting that the Compensation Committee set for the third tranche of the fiscal year 2020 PSUs, the second tranche of the fiscal year 2021 PSUs and the first tranche of the fiscal year 2022 PSUs and the degree of attainment of the goals and resulting outcome.

Fiscal Year 2020 PSUs: Third Tranche Not Earned During the Fiscal Year 2022 Performance Period

	Performance Range			Fiscal 2022 Actual*	Performance Level as % of Target	Earned PSUs (as % of Target)
	Threshold	Target	Maximum
Revenue (50%) ($ millions)	$386.6	$406.95	$435.43	$341.3	83.9%	0%
Adjusted EBITDA (50%) ($ millions)	$139.29	$146.62	$156.89	$90.8	61.9%

Fiscal Year 2021 PSUs: Second Tranche Not Earned During the Fiscal Year 2022 Performance Period

	Performance Range			Fiscal 2022 Actual*	Performance Level as % of Target	Earned PSUs (as % of Target)
	Threshold	Target	Maximum
Revenue (50%) ($ millions)	$377.11	$396.96	$424.75	$341.3	86%	0%
Adjusted EBITDA (50%) ($ millions)	$121.28	$127.66	$140.43	$90.8	71.1%

Fiscal Year 2022 PSUs: First Tranche Not Earned During the Fiscal Year 2022 Performance Period

	Performance Range			Fiscal 2022 Actual*	Performance Level as % of Target	Earned PSUs (as % of Target)
	Threshold	Target	Maximum
Revenue Growth (50%) ($ millions)	1%	10.45%	21.5%	(11.3%)	—	0%
Adjusted EBITDA Margin (50%) ($ millions)	34.5%	38.3%	42.2%	26.6%	69.45%

*	Note that actual performance is adjusted to align with the fiscal year 2022 LTIP foreign exchange rate.

The target number of PSUs and aggregate number of earned PSUs for the completed Fiscal 2020-2022 PSU cycle is as follows:

	Fiscal 2020-2022 Target PSUs (#)	Fiscal 2020-2022 Earned PSUs (#)
Stefan Ortmanns	102,170	97,820
Sanjay Dhawan	215,379	270,013
Thomas Beaudoin	—	—
Mark Gallenberger	86,206	82,537
Marc Montagner	—	—
Prateek Kathpal	71,838	68,778
Christophe Couvreur	5,907	5,654

The target number of PSUs and number of earned PSUs for each fiscal year of the in-cycle performance periods is summarized in the table below:

Performance Period	Target	Earned PSUs
	PSUs in Each Tranche	First Tranche	Second Tranche	Third Tranche
Fiscal 2021—2023
Stefan Ortmanns	2,892	4,326	0	Fiscal Year 2023 Performance Period in Progress
Sanjay Dhawan	15,784	31,441	0
Thomas Beaudoin	—	—	—
Mark Gallenberger	3,470	5,190	0
Marc Montagner	—	—	—
Prateek Kathpal	3,470	5,190	0
Christophe Couvreur	362	541	0

Fiscal 2022—2024
Stefan Ortmanns	32,560	0	Fiscal Year 2023 Performance Period in Progress	Fiscal Year 2024 Performance Period Not Yet Started
Sanjay Dhawan	—	—
Thomas Beaudoin	13,356	0
Mark Gallenberger	—	—
Marc Montagner	—	—
Prateek Kathpal	5,428	0
Christophe Couvreur	1,694	0

Other Compensation and Governance Matters

Change of Control and Severance Agreements

The Company or one of its subsidiaries has entered into a Change of Control and Severance Agreement and a Change of Control Equity Acceleration Agreement with Dr. Ortmanns and the Company has entered into a Change of Control Severance Agreement with each of our other U.S.-based NEOs (collectively, the “NEO Severance Agreements”). The Compensation Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our NEOs; (2) are protective of the Company, as severance payments are conditioned on a separation and release agreement in favor of the Company and compliance with confidentiality and restrictive covenant agreements; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management. Consistent with market practices, the NEO Severance Agreements do not include change of control-related tax gross-ups.

As noted earlier in the Proxy Statement, Mr. Dhawan resigned as President and Chief Executive Officer and director of the Company effective December 15, 2021, Mr. Gallenberger resigned as Chief Financial Officer effective March 11, 2022 and Mr. Montagner resigned as Chief Financial Officer effective May 2, 2022. In connection with his departure, Mr. Dhawan entered into a Separation and Release Agreement with the Company (the “Dhawan Agreement”) under which Mr. Dhawan has agreed to provide transition assistance as requested by the Company for up to 12 months. In connection with his departure, Mr. Gallenberger entered into a Transitional Assistance and Retirement Agreement (the “Gallenberger Agreement”), pursuant to which he agreed to remain with the Company in an advisory role and provide transitional assistance as requested by the Company from March 11, 2022 through November 15, 2022. We did not pay severance to any of these former NEOs in connection with their employment termination. For further information regarding the transition arrangements, see the section below entitled “Separation and Transition Arrangements.” The NEO Severance Agreements with Messrs. Dhawan, Gallenberger and Montagner terminated in connection with their resignations.

Additional information regarding the NEO Severance Agreements, including a quantification of benefits that would have been received by each currently serving NEO, had his employment terminated on September 30, 2022, is provided under “Fiscal 2022 Potential Payments upon Termination or Change in Control.”

Retirement, Health, Welfare, Perquisites and Personal Benefits

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our U.S.-based NEOs are also eligible to participate in a separate long-term disability plan and life insurance plan and are eligible to receive reimbursement of financial planning and tax preparation fees and an annual executive physical.

We sponsor a 401(k) defined contribution plan in which our U.S.-based NEOs are eligible to participate, subject to limits imposed by the Internal Revenue Code (the “Code”), to the same extent as our other U.S. based regular employees. We provide matching contributions under the 401(k) plan for all employees, including the NEOs. Our employees in Belgium are eligible to participate in the Cerence Defined Contribution Plan, a defined benefit pension plan under which we make certain contributions.

For certain executives in Europe, Cerence pays for automobile leases and fuel for the leased automobiles.

Stock Ownership Guidelines

In November 2019, the Board of Directors approved stock ownership guidelines for our NEOs and non-employee directors, and in November 2020 the Board of Directors approved amendments of an administrative nature to our stock ownership guidelines. These guidelines were adopted to align the interests of our executive officers and non-employee directors with the interests of our shareholders and also to promote the Company’s commitment to sound corporate governance practices.

Under the stock ownership guidelines, the target share ownership levels are five times base salary for our CEO, two times base salary for our other NEOs, and three times the annual cash retainer for the non-employee directors. The following shares count towards satisfaction of the guidelines: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family and shares held through an ERISA qualified benefit plan or through the Cerence 2019 Employee Stock Purchase Plan. Unvested performance awards, unexercised stock options, “make-whole” stock awards arising from prior employment, and unvested stock awards granted pursuant to the Company’s short-term incentive program do not count for purposes of satisfying the guidelines.

Each NEO and non-employee director must achieve the guideline amount within five years of becoming subject to the guidelines. In addition, until an individual has reached the appropriate target level, an executive is required to retain 25% of the net shares, except as expressly stated in our stock ownership guidelines, most notably, in the case of “make-whole awards,” received as a result of the exercise of stock options or vesting of equity awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of RSUs. Satisfaction of the stock ownership guidelines is calculated on a yearly basis at the end of the calendar year.

Clawback Policy

The Compensation Committee adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. If a current or former executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement, the Compensation Committee may, in its discretion and to the full extent permitted by applicable listing standard and governing law, require reimbursement of any annual incentive or performance based awards earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Insider Trading Policy

Our insider trading policy applies to all our employees and directors, including our NEOs. The policy prohibits these individuals from effecting “short sales” of our Common Stock. These individuals also may not trade in derivatives in our securities (such as put and call options). These individuals are also prohibited from holding shares of our Common Stock in margin accounts.

Risk Assessment

At the beginning of fiscal year 2022, the Compensation Committee reviewed and evaluated the Company’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company.

Tax Deductibility Policy

The Compensation Committee takes into consideration the potential tax deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary focus should be to structure a compensation program that attracts, retains and rewards our executive officers who are critical to our success. Accordingly, the Compensation Committee retains the flexibility necessary to provide cash and equity-based compensation in line with its compensation philosophy and competitive practices, even if these amounts are not fully tax deductible.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Sanjay Jha, Chair

Marianne Budnik

Alfred Nietzel

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

FISCAL 2022 SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the compensation paid to or earned by the NEOs listed below for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)(8)	Stock Awards ($)(9)	Non-Equity Incentive Plan Compensation ($)(10)	All Other Compensation ($)(11)	Total ($)
Dr. Stefan Ortmanns (1)	2022	524,464	216,797	4,361,086	222,856	23,492	5,348,695
President and Chief Executive Officer	2021	360,472	296,136	1,023,414	389,959	11,972	2,081,953
	2020	312,654	731,613	5,545,702	366,894	19,640	6,976,503
Sanjay Dhawan (2)	2022	128,354	—	9,329,311	—	55,268	9,512,933
Former President and Chief Executive Officer	2021	613,847	—	5,806,759	992,013	52,955	7,465,574
	2020	543,231	60,000	11,450,042	855,780	16,840	12,925,893
Thomas Beaudoin (3)	2022	195,481	—	2,484,209	56,412	88,105	2,824,207
Chief Financial Officer
Mark Gallenberger (4)	2022	186,357	—	2,168,838	—	15,581	2,370,776
Former Chief Financial Officer	2021	409,846	—	1,228,026	443,161	8,700	2,089,733
	2020	381,077	20,000	2,613,766	427,890	9,355	3,452,088
Marc Montagner (5)	2022	39,808	—	4,652,461	—	20	4,692,289
Former Chief Financial Officer
Prateek Kathpal	2022	478,776	3,000	2,124,670	145,463	14,862	2,766,771
EVP and Chief Technology Officer
Christophe Couvreur (6)	2022	297,475	9,322	820,563	65,119	30,891	1,223,370
SVP and General Manager Core Products

(1)

Dr. Ortmanns was appointed as President and Chief Executive Officer effective December 15, 2021. He previously served as Executive Vice President and General Manager Core Auto BU. Dr. Ortmanns’ compensation was originally denominated in Euros and the amount reported above uses an exchange rate of 1 Euro to 1.121 U.S. dollars for fiscal year 2020, 1 Euro to 1.195 U.S. Dollars for fiscal year 2021 and 1 Euro to 1.084 U.S. Dollars for fiscal year 2022.

(2)	Mr. Dhawan resigned as President and Chief Executive Officer effective December 15, 2021.

(3)	Mr. Beaudoin was appointed as Chief Financial Officer effective May 5, 2022. His annualized base salary for fiscal year 2022 was $475,000.

(4)	Mr. Gallenberger resigned as Chief Financial Officer effective March 11, 2022.

(5)

Mr. Montagner served as Chief Financial Officer from April 4, 2022 to May 2, 2022. His annualized base salary for fiscal year 2022 was $450,000. All of his equity awards were forfeited in connection with the termination of his employment.

(6)

Dr. Couvreur’s compensation was originally denominated in Euros and the amount reported above uses an exchange rate of 1 Euro to 1.084 U.S. Dollars. Dr. Couvreur participates in the Cerence Defined Contribution Plan, a defined benefit pension plan under which we make certain contributions. The change in the actuarial present value of the accumulated pension benefit attributable to employee and employer contributions under the Cerence Defined Contribution Plan measured from October 1, 2021 to September 30, 2022 for Dr. Couvreur was -$7,645, of which -$3,337 was attributable to employer contributions. Because the amounts are negative, they are not reflected in the table above.

(7)	The amount reported for Dr. Couvreur does not include his statutory paid time off and vacation related allowances of $228,385, which are mandated under Belgian law.

(8)

The amount reported in the Bonus column for Dr. Ortmanns for fiscal year 2022 represents a cash award of €200,000 payable to him upon his promotion to the President and Chief Executive Officer role. Dr. Ortmanns is required to repay this amount to us if he voluntarily leaves Cerence or his employment is terminated for cause within one year of his appointment as President and Chief Executive Officer. The amount reported in the Bonus column for Mr. Kathpal represent two Patent Awards of $1,500, each payable upon filing for a patent under the Cerence Patent Award program. The amount reported in the Bonus column for Dr. Couvreur represents an award of €8,600 for his contribution to securing a customer agreement. The amounts reported in the Bonus column for fiscal year 2021 and fiscal year 2020 for Dr. Ortmanns consist of a cash retention bonus provided by Nuance at the time of the announcement for the Spin-Off by Nuance. The cash retention bonus consists of two payments of €247,844, the first of which was made in January 2020 and the second of which was made in January 2021. Also included in the Bonus column for fiscal year 2020 for Dr. Ortmanns is a bonus of €390,070, to replace cancelled Nuance PSUs approved by Nuance compensation committee at 68.09% of target and a discretionary bonus of €14,729, which amount is equal to the reduction of salary made between April 2020 and September 2020. The amounts reported in the Bonus column for fiscal year 2020 for Messrs. Dhawan and Gallenberger consist of discretionary bonuses in an amount equal to the reduction of salary made between April 2020 and September 2020.

(9)

The amounts reported in the Stock Awards column represent the grant date fair value of RSUs and PSUs, calculated in accordance with FASB ASC Topic 718, assuming the probable outcome of the performance conditions and disregarding the effect of any estimated forfeitures related to service-vesting conditions. The value of the PSUs granted in fiscal year 2022 assuming maximum achievement of the performance conditions is $4,135,771 for Dr. Ortmanns, $2,366,981 for Mr. Beaudoin, $2,326,230 for Mr. Montagner, $2,045,810 for Mr. Kathpal, and $645,516 for Dr. Couvreur. Assumptions used in calculating these amounts are described in Note 12 to our Audited Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. Neither Mr. Dhawan nor Mr. Gallenberger received any new equity awards in fiscal year 2022.

As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, in accordance with the terms of the applicable award agreements and the Dhawan Agreement and the Gallenberger Agreement, Messrs. Dhawan and Gallenberger remained eligible for continued vesting of certain outstanding equity awards during the applicable transition services period and the amounts reported in the Stock Awards column for Messrs. Dhawan and Gallenberger for fiscal year 2022 reflect the fair value of such equity awards under FASB ASC Topic 718, without taking into account forfeitures of equity awards, as required by the SEC rules. Mr. Dhawan’s and Mr. Gallenberger’s actual realized value of the shares of Common Stock, which vested pursuant to the terms of the Dhawan Agreement and Gallenberger Agreement, was $2,033,597 and $507,178 , respectively. Mr. Dhawan forfeited RSUs and PSUs covering 87,233 shares of Common Stock upon the termination of his employment and Mr. Gallenberger forfeited RSUs and PSUs covering 6,937 shares of Common Stock upon the termination of his employment. For further information regarding the transition arrangements, see the section below entitled “Separation and Transition Arrangements.”

For fiscal year 2022 for Mr. Beaudoin, this amount also includes $117,227, which is the value of the RSU award he received as compensation for his work as a non-employee member of the Board of Directors of Cerence. For fiscal year 2020 for Dr. Ortmanns, this amount also includes the value of his unvested Nuance equity that, effective with the Spin-Off, was cancelled by Nuance and awarded by Cerence, pursuant to a conversion ratio of 0.95695 Revenue RSUs of 0.95695 per one Cerence RSU.

(10)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent annual bonuses awarded under the STIP, under which bonuses are earned based upon the achievement of certain pre-determined corporate performance metrics. Bonuses under the STIP are pro-rated for partial years of service. Seventy-five percent of the value reflected in the table will be converted into and paid in the form of RSUs, which will vest in full on January 19, 2023, and 25% of the value will be paid in cash.

(11)	The amounts reported in the All-Other Compensation column represent the cost to Cerence to provide the following benefits and payments:

Name	Automobile Lease and Fuel ($)(a)	Accrued but Unused PTO ($)(b)	BOD Fees ($)(c)	Company 401(k) Plan and Pension Contributions ($)(d)	Financial/Tax Planning ($)(e)	Representation Allowance ($)(f)	Other ($)(g)	Total ($)
Stefan Ortmanns	23,492	—	—	—	—	—	—	23,492
Sanjay Dhawan	—	48,133	—	—	7,075	—	60	55,268
Thomas Beaudoin	—	—	84,167	3,387	—	—	101	88,105
Mark Gallenberger	—	12,775	—	2,685	—	—	121	15,581
Marc Montagner	—	—	—	—	—	—	20	20
Prateek Kathpal	—	—	—	9,150	5,000	—	712	14,862
Christophe Couvreur	17,602	—	—	9,507	—	2,276	1,506	30,891

(a)

For certain executives in Europe, Cerence pays for an automobile lease and fuel for the leased automobile. The amount paid by Cerence for such automobile lease and fuel is based on the executive’s level at Cerence.

Amounts reported represent actual cost to Cerence for the automobile leases and fuel expenses for Drs. Ortmanns and Couvreur.

(b)	Amounts reported represent accrued but unused paid time off paid to Messrs. Dhawan and Gallenberger upon termination of employment pursuant to the terms of the Cerence PTO Policy.

(c)	The amount reported represents cash fees paid to Mr. Beaudoin as a non-employee member of the Cerence Board of Directors during the period from October 1, 2021 to May 4, 2022.

(d)

Amounts reported for U.S. employees represent Company matching contributions to the Cerence 401(k) Retirement Plan (the “401(k) Plan”). Under the 401(k) Plan, Cerence matches 50% of employee contributions up to 6% of eligible compensation. The amount reported for Dr. Couvreur represents the Company contribution to the Belgian Defined Contribution Pension Plan, a defined benefit pension plan in which all employees in Belgium are eligible to participate, pursuant to the terms of such plan.

(e)

Amounts reported represent the amount reimbursed by Cerence to U.S. executives for financial and tax advisory and preparation services. This maximum benefit for each NEO is $5,000 per year other than for Mr. Dhawan, for whom the maximum annual benefit was $10,000.

(f)	The amount reported represents the amount paid to employees in Belgium to cover small personal expenses that may be incurred while performing the job. The amount is based on the level of the employee.

(g)

For Messrs. Dhawan, Beaudoin, Gallenberger and Montagner, the amounts reported represent the premiums for long-term disability insurance equal to the difference between the maximum benefit available to executives ($18,500 per month) and other employees ($13,000 per month). For Mr. Kathpal, the amount reported represents the premium for long-term disability insurance and life insurance premiums paid by Cerence for an individual life insurance policy in the amount of $500,000. For Dr. Couvreur, the amount reported represents expenses related to selling shares to cover tax obligations in Belgium, which is a benefit available to all employees in Belgium on the same terms.

FISCAL 2022 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth grants of plan-based awards to our NEOs during the fiscal year ended September 30, 2022.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stefan Ortmanns		287,260	574,520	1,149,040	—	—	—	—	—
	1/18/22	—	—	—	—	—	—	32,560	2,293,201
	1/19/22	—	—	—	16,280	32,560	65,120	—	2,067,886
Sanjay Dhawan		309,000	618,000	1,236,000	—	—	—	—	—
	12/14/21	—	—	—	—	—	—	71,793	5,605,597
	12/14/21	—	—	—	—	—	—	15,783	1,232,337
	12/14/21	—	—	—	—	—	—	31,908	2,491,377
Thomas Beaudoin		178,125	356,250	712,500	—	—	—	—
	2/2/22	—	—	—	—	—	—	1,822	117,227
	5/5/22	—	—	—	—	—	—	40,064	1,183,491
	5/5/22	—	—	—	20,032	40,064	80,128	—	1,183,491
Mark Gallenberger		158,670	317,340	555,345	—	—	—	—	—
	2/4/22	—	—	—	—	—	—	28,735	1,826,971
	2/4/22	—	—	—	—	—	—	3,469	220,559
	2/4/22	—	—	—	14,367	28,734	53,877	—	—
	2/4/22	—	—	—	1,735	3,469	6,504	—	121,307
Marc Montagner		168,750	337,500	590,625	—	—	—	—	—
	4/4/22	—	—	—	—	—	—	61,622	2.326,231
	4/4/22	—	—	—	—	—	—	30,811	1,163,115
	4/4/22	—	—	—	15,406	30,811	61,622	—	1,163,115
Prateek Kathpal		187,500	375,000	750,000	—	—	—	—	—
	1/18/22	—	—	—	—	—	—	11,396	802,620
	1/19/22	—	—	—	5,698	11,396	22,792	—	723,760
	1/25/22	—	—	—	—	—	—	4,884	299,145
	1/25/22	—	—	—	2,442	4,884	9,768	—	299,145
Christophe Couvreur		83,938	167,876	335,753	—	—	—	—	—
	11/23/21	—	—	—	—	—	—	2,552	199,745
	1/18/22	—	—	—	—	—	—	4,232	298,060
	1/19/22	—	—	—	2,541	5,082	10,164	—	322,758

(1)

The amounts reported represent the threshold, target and maximum performance-based incentive payments the NEOs could earn pursuant to the STIP for fiscal year 2022, as described in “Compensation Discussion and Analysis– Fiscal Year Named Executive Officer Compensation – Short Term Incentive Plan (“STIP”)” above. The actual amounts earned pursuant to the STIP for fiscal year 2022 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2022 Summary Compensation Table above. Messrs. Dhawan, Gallenberger and Montagner did not receive payments under the STIP for fiscal year 2022 and Mr. Beaudoin’s STIP bonus for fiscal year 2022 was pro-rated to reflect his date of hire as Chief Financial Officer.

(2)

For NEOs other than Messrs. Dhawan and Gallenberger, the amounts reported represent the threshold, target and maximum number of PSUs granted to NEOs in fiscal year 2022. These awards will vest and be earned only if certain performance goals are achieved as described in “Compensation Discussion and Analysis – Fiscal Year Named Executive Officer Compensation – Long Term Incentive Program” above. The values reported for the PSUs awarded in fiscal year 2022 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. The value of such awards assuming the maximum achievement of the applicable performance conditions is reported in footnote 9 to the Fiscal 2022 Summary Compensation Table above. For Mr. Gallenberger, the amounts reported represent PSUs that were eligible for continued vesting during the transition services period in accordance with the terms of the applicable award agreements.

(3)

No new awards were granted to Messrs. Dhawan and Gallenberger in fiscal year 2022. For Messrs. Dhawan and Gallenberger, the amounts reported represent awards that were eligible for continued vesting during the transition services period in accordance with the terms of the applicable award agreements and the Dhawan Agreement and the Gallenberger Agreement, respectively. See footnote 9 to the Summary Compensation table above and the section below entitled “Separation and Transition Arrangements” for additional information.

(4)

In accordance with FASB ASC Topic 718, without taking into account forfeitures of equity awards, as required by the SEC rules, for Messrs. Dhawan and Gallenberger, the amounts reported represent the fair value as of the technical modification date of RSUs and PSUs that remained eligible for continued vesting during their respective transition periods. See footnote 9 to the Summary Compensation table above and the section below entitled “Separation and Transition Arrangements” for additional information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by our NEOs as of September 30, 2022. The equity awards were all in the form of RSUs and PSUs. For purposes of valuing the outstanding awards, the amounts below are based on a per-share price of $15.75 for the Cerence Common Stock, which was the closing market price of the Cerence Common Stock as reported on Nasdaq on September 30, 2022, the last business day of the fiscal year. Outstanding shares for Mr. Dhawan reflect the number remaining per the terms of the Dhawan Agreement and outstanding shares for Mr. Gallenberger reflect the number remaining per the terms of the Gallenberger Agreement.

Name	Type of Award (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Type of Award (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Stefan Ortmanns	RSU	72,398	1,140,269	PSU	139,812	2,202,039
Sanjay Dhawan	RSU	119,484	1,881,873	PSU	—	—
Thomas Beaudoin	RSU	47,314	745,196	PSU	80,128	1,262,016
Mark Gallenberger	RSU	32,204	507,213	PSU	60,380	950,985
Marc Montagner	—	—	—	—	—	—
Prateek Kathpal	RSU	47,164	742,833	PSU	90,464	1,424,808
Christophe Couvreur	RSU	14,859	234,029	PSU	15,204	239,463

(1)

RSUs vest one-third each year on October 1st of each year for three years following the date of grant other than the awards granted to Mr. Beaudoin in fiscal year 2022 for his service on the Board of Directors, which vest in full on the one-year anniversary of the date of grant. The RSUs granted to Mr. Beaudoin in fiscal year 2020 vest in equal annual installments over three years from the date of grant.

Name	RSU Grant Date	Number of Unvested RSUs
Stefan Ortmanns	11/13/2019	34,056
	11/3/2020	5,782
	1/18/2022	32,560

Sanjay Dhawan	11/14/2019	71,793
	11/4/2020	15,783

Thomas Beaudoin	10/16/2019	5,428
	2/2/2022	1,822
	5/5/2022	40,064

Mark Gallenberger	11/13/2019	28,735
	11/3/2020	3,469

Prateek Kathpal	11/13/2019	23,946
	11/3/2020	6,938
	1/18/2021	11,396
	11/25/2021	4,884

Christophe Couvreur	11/13/2019	4,629
	1/22/2020	1,278
	11/2/2020	2,168
	11/23/2021	2,552
	1/18/2022	4,232

(2)

Represents PSUs that vest as to one-third each based on the achievement of financial measures over three one-year performance periods with the exception of the January 19, 2022 award for Dr. Ortmanns which vests after three years, subject to the achievement of financial measures over the three one year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives. Pursuant to the terms of the Dhawan Agreement, the PSUs held by Mr. Dhawan remained eligible to vest at target level and without any legacy “catch up” or “kicker” PSU features that had been applicable to such awards and, accordingly, the 31,908 shares of Common Stock underlying such PSUs are reported in the “Number of Shares or Units of Stock That Have Not Vested” column. For PSUs granted in fiscal year 2020, the two performance measures were originally revenue and Adjusted EBITDA, and each metric was weighted 50%. The performance measures for fiscal year 2020 were modified due to the COVID-19 pandemic and encompass revenue, Adjusted EBITDA and a bookings metric, weighted at 25% for fiscal 2020 Q1 and Q2 revenue and Adjusted EBITDA, 25% for fiscal 2020 annual bookings and 25% for fiscal 2020 Q3 and Q4 EBITDA. For PSUs granted in fiscal year 2021, the performance measures are revenue and Adjusted EBITDA, each weighted at 50%. For PSUs granted in fiscal year 2022, the performance measures are revenue growth and Adjusted EBITDA Margin, each weighted at 50%. PSUs granted in 2020 and 2021 that are not earned in one performance period remain eligible to be earned in a future performance period but PSUs granted in fiscal year 2022 that are not earned in one performance period are forfeited.

Name	PSU Grant Date	Number of Unvested PSUs
		Total Outstanding at Target (#)	Maximum Achievement (#)
Stefan Ortmanns	11/13/2019	34,056	63,854
	11/3/2020	5,781	10,838
	1/19/2022	32,560	65,120

Sanjay Dhawan	11/14/2019	31,908	63,816

Thomas Beaudoin	5/5/2022	40,064	80,128

Mark Gallenberger	11/13/2019	28,734	53,876
	11/3/2020	3,469	6,504

Prateek Kathpal	11/13/2019	23,946	44,898
	11/3/2020	6,973	13,006
	1/19/2022	11,396	22,792
	1/25/2022	4,884	9,768

Christophe Couvreur	11/13/2019	1,542	2,890
	1/22/2020	426	798
	11/3/2020	722	1,352
	1/19/2022	5,082	10,164

(3)

The amounts reported in the table are based upon achievement of maximum performance because fiscal year 2021 performance was between target and maximum. However, fiscal year 2022 performance was below threshold and PSUs based on fiscal year 2022 performance were not earned.

FISCAL 2022 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock awards that vested, and the value realized upon vesting, by the NEOs during fiscal 2022. No options were outstanding or vested during fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stefan Ortmanns	156,247	15,802,117
Sanjay Dhawan	300,364	29,045,207
Thomas Beaudoin	6,474	543,011
Mark Gallenberger	82,066	7,953,210
Marc Montagner	—	—
Prateek Kathpal	69,662	6,754,606
Christophe Couvreur	14,264	1,232,668

(1)

Value calculated by multiplying the number of shares vesting by the closing price of a share of the Cerence Common Stock on the vesting date. The value reported include the vesting of RSUs granted pursuant to the fiscal year 2021 STIP.

Pension or Non-Qualified Deferred Compensation Plans

The following table sets forth information regarding benefits under the Cerence Defined Contribution Plan for employees in Belgium. Dr. Couvreur is the only NEO who participated in a pension plan during fiscal year 2022.

Name	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Christophe Couvreur	Cerence Defined Contribution Plan	10.00	110,682	—

(1)	The amount reported represents the actuarial present value of Dr. Couvreur’s accumulated benefits under the Defined Contribution Plan based on an exchange rate of .980 Euros = 1 U.S. Dollar.

Change of Control and Severance Agreements

Dr. Ortmanns has entered into a Change of Control Severance Agreement with Cerence GmbH, a wholly-owned subsidiary of the Company, and a Change of Control Equity Acceleration Agreement with the Company (the “CEO Severance Agreements”) and Messrs. Beaudoin and Kathpal have entered into Change of Control Severance Agreements with the Company (each, a “Severance Agreement”).

Dr. Ortmanns

The CEO Severance Agreements provide that in the event that Dr. Ortmanns’ employment is terminated by us other than for “cause” (as defined in the CEO Severance Agreements) and for a reason other than death or “disability” (as defined in the CEO Severance Agreements) and such termination occurs outside of the one-year period following a “change of control” (as defined in the CEO Severance Agreements), Dr. Ortmanns will be eligible to receive (i) a lump sum payment equal to 150% of his annual base salary then in effect, (ii) a lump sum payment equal to 150% of his target bonus and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, (iii) vesting of the portion of time-based equity awards that would have vested in the 18-month period following the date of termination, (iv) vesting of the earned portion of performance-based equity awards for which the performance period is complete as of the date of termination and (v) for any performance-based equity awards with a single three-year performance period for which the performance period is not completed as of the date of termination, and provided Dr. Ortmanns has been employed for at least six months of the performance period, except as otherwise provided in the applicable awards agreement, a pro-rated portion of such performance-based award shall remain eligible to vest at the end of the performance period based upon actual achievement of the performance metrics.

If Dr. Ortmanns’ employment is terminated by us other than for cause and for a reason other than death or disability or Dr. Ortmanns resigns for “good reason” (as defined in CEO Severance Agreements) within 12 months following a change of control of Cerence, he will instead be eligible to receive, (i) 200% of his annual base salary then in effect, payable in a lump sum, (ii) a lump sum payment equal to (A) 200% of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control plus (B) a pro-rated percentage of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control, (iii) 100% vesting acceleration of his time-based equity awards, and (iv) vesting of his performance-based awards based on actual performance through the date of termination or, if actual performance is not measurable, target performance.

In the event that Dr. Ortmanns’ employment is terminated due to death or disability, he (i) will be eligible to receive 100% vesting acceleration of his unvested and time-based equity awards and his earned performance-based equity awards for which the performance period is complete, and (ii) will remain eligible to earn a pro-rated portion of his performance-based equity awards with a single three-year performance period for which the performance period is not completed as of the date of termination based upon actual achievement of the performance metrics.

Mr. Beaudoin

The Severance Agreement with Mr. Beaudoin provides that in the event that Mr. Beaudoin’s employment is terminated by us other than for “cause” (as defined in his NEO Severance Agreement) and for a reason other than death or “disability” (as defined in his Severance Agreement) and such termination occurs outside of the one-year period following a “change of control” (as defined in his Severance Agreement), Mr. Beaudoin will be eligible to receive (i) a lump sum payment equal to 100% of his annual base salary then in effect, (ii) a lump sum payment equal to 100% of his target bonus and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, (iii) vesting of the portion of time-based equity awards that would have vested in the 12-month period following the date of termination, (iv) vesting of the earned portion of performance-based equity awards for which the performance period is complete as of the date of termination, (v) for any performance-based equity awards with a single three-year performance period for which the performance period is not completed as of the date of termination, and provided Mr. Beaudoin has been employed for at least six months of the performance period, except as otherwise provided in the applicable awards agreement, a pro-rated portion of such performance-based award shall remain eligible to vest at the end of the performance period based upon actual achievement of the performance metrics and (vi) up to 12 months of Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the his termination).

If Mr. Beaudoin’s employment is terminated by us other than for cause and for a reason other than death or disability or Mr. Beaudoin resigns for “good reason” (as defined his Severance Agreement) within 12 months following a change of control of Cerence, he will instead be eligible to receive, (i) 150% of his annual base salary then in effect, payable in a lump sum, (ii) a lump sum payment equal to (A) 150% of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control plus (B) a pro-rated percentage of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control, (iii) 100% vesting acceleration of his time-based equity awards, (iv) vesting of his performance-based awards based on actual performance through the date of termination or, if actual performance is not measurable, target performance and (v) up to 18 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the his termination).

In the event that Mr. Beaudoin’s employment is terminated due to death or disability, he (i) will be eligible to receive 100% vesting acceleration of his unvested and time-based equity awards and his earned performance-based equity awards for which the performance period is complete, and (ii) will remain eligible to earn a pro-rated portion of his performance-based equity awards with a single three-year performance period for which the performance period is not completed as of the date of termination based upon actual achievement of the performance metrics.

Mr. Kathpal

The Severance Agreement with Mr. Kathpal provides that in the event that his employment is involuntarily terminated by us other than for “cause” (as defined in his Severance Agreement) and for a reason other than death or “disability” (as defined his Severance Agreement) and such termination occurs outside of the one-year period following a “change of control” (as defined in his Severance Agreement), Mr. Kathpal will be eligible to receive (i) a lump sum payment equal to 100% of his annual base salary then in effect, (ii) a lump sum payment equal to 100% of his target bonus and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, and (iii) up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to his termination).

If Mr. Kathpal employment is terminated by us other than for cause and for a reason other than death or disability or Mr. Kathpal resigns for “good reason” (as defined in his Severance Agreement) within 12 months following a change of control of Cerence, he will instead be eligible to receive, (i) 100% of greater of (1) his base salary then in effect, or (2) his base salary in effect immediately prior to the change of control, payable in a lump sum, (ii) a lump sum payment equal to (A) 100% of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control plus (B) a pro-rated percentage of the greater of (1) his target bonus for the year in which the termination occurs, or (2) his target bonus in effect immediately prior to the change of control, (iii) 100% vesting acceleration of the his unvested and time-based equity awards, and (iv) up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to termination). Upon a change of control, (i) PSUs that are subject to performance goals for the year in which the change of control occurs will become eligible to vest based on the number of shares that would vest based on actual performance through the change of control, subject to continued service through the end of the performance period, or upon earlier termination without cause or for good reason and (ii) PSUs that are subject to performance goals for years after the year in which the change of control occurs will continue to remain subject to the terms of the applicable award agreement.

In the event that Mr. Kathpal employment is terminated due to death or disability, he will be eligible to receive (i) 100% vesting acceleration of his unvested and time-based equity awards, and (ii) up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to termination).

To receive the foregoing severance payments and benefits, except in the case of a termination due to death, the NEO is required to enter into a separation and release agreement in favor of the Company (or Cerence GmbH, as applicable) and must continue to comply with his existing confidentiality and restrictive covenant agreements.

Separation and Transition Arrangements

Mr. Dhawan

Mr. Dhawan, who was our “founding CEO” upon our Spin-Off, resigned as Chief Executive Officer and as a director of the Company effective December 15, 2021. In connection with his departure, Mr. Dhawan entered into a Separation and Release Agreement with the Company (the “Dhawan Agreement”) pursuant to which we were able to secure Mr. Dhawan’s commitment to:

•	Effect a cooperative, smooth and seamless handover of his duties and responsibilities to the new CEO;

•	Upon the request of the Board or new CEO, facilitate the retention of key customer accounts;

•	Be available, when and as needed, to assist with the transition of his duties and responsibilities to the new CEO and respond to transition inquiries from the Board or new CEO; and

•	Comply with his confidentiality obligations and other restrictive covenants.

In addition, the Dhawan Agreement confirmed that:

•	Mr. Dhawan was neither eligible for, nor would he receive, any severance payments or benefits in connection with his resignation, and

•	Included a comprehensive release of claims in favor of the Company.

The transition advisory period was for a duration of twelve months. During the transition period, Mr. Dhawan remained eligible to continue to vest in certain of his existing RSUs and initial PSUs (at target level and without any opportunity to participate in the legacy “catch up” and/or “kicker” payout enhancement features that were applicable to such awards) with scheduled vesting dates in October and November 2022, representing a total of 119,484 underlying shares of Cerence Common Stock. We refer to these awards as the “continuing awards”. Separately, Mr. Dhawan forfeited awards representing 87,233 underlying shares of Cerence Common Stock; the forfeited awards had market value of approximately $6.8 million based on the closing price of Cerence Common Stock on the date of forfeiture.

Prior to entering into the Dhawan Agreement, the Board considered various remuneration alternatives for the transition services and determined that maintaining Mr. Dhawan’s continued eligibility to vest in certain of his outstanding equity awards during the transition period would be the most beneficial framework for the Company because the continuation of the equity awards would:

(i) incentivize Mr. Dhawan to effect a successful transition by aligning the realizable value of the continuing awards with the Company’s performance as reflected in our stock price,

(ii) bolster our ability to enforce Mr. Dhawan’s transition commitments and obligations to the Company, and

(iii) ensure that Mr. Dhawan remained a committed stakeholder in seeing a stable and resilient Cerence emerge in the aftermath of his departure.

Furthermore, the Board did not accelerate the vesting date of Mr. Dhawan’s equity awards, thereby leaving the continuing awards subject to our stock price performance.

With respect to the continuing awards that were eligible to vest, the amount reported for Mr. Dhawan in the Stock Awards column of the Summary Compensation Table above represents the fair value attributable to the technical accounting modification of the awards under FASB ASC Topic 718, without giving effect to forfeitures, as required by the SEC rules. However, Mr. Dwahan’s actual realized value of the continuing awards upon vesting was $2,033,597.

We believe that our CEO transition to Dr. Ortmanns was successful.

Mr. Gallenberger

Mr. Gallenberger, who was our “founding CFO” upon our Spin-Off, resigned as Chief Financial Officer effective March 11, 2022. In connection with his resignation, Mr. Gallenberger entered into a Transitional Assistance and Retirement Agreement containing a reaffirmation of Mr. Gallenberger’s confidentiality obligations to the Company and other restrictive covenants, as well as a general release of claims by Mr. Gallenberger (the “Gallenberger Agreement”). Pursuant to the Gallenberger Agreement, Mr. Gallenberger agreed to remain with the Company in an advisory role and provide transitional assistance as requested by the Company from March 11, 2022 through November 15, 2022. During this transitional advisory period, Mr. Gallenberger’s RSUs and PSUs that were scheduled to vest in October and November 2022, representing a total of 32,204 shares of Cerence Common stock, remained eligible to continue to vest in accordance with their terms. The amount reported for Mr. Gallenberger in the Stock Awards column of Summary Compensation Table above represents the fair value attributable to the technical accounting modification of the awards under FASB ASC Topic 718, without giving effect to forfeitures, as required by the SEC rules. The actual realized value of those RSU and PSU awards upon vesting was approximately $507,178. The Compensation Committee’s rationale for entering into the Gallenberger Agreement was similar to the reasons discussed above for Mr. Dhawan. Mr. Gallenberger was not eligible for any severance payments, and his other equity awards (consisting of 6,937 underlying shares of Cerence Common Stock) were forfeited upon his resignation; the forfeited awards had an aggregate market value of approximately $441,054 based on the closing price of Cerence Common Stock on the date of forfeiture.

We believe that our CFO transition to Mr. Beaudoin was successful.

Mr. Montagner

Mr. Montagner resigned as Chief Financial Officer effective May 2, 2022 and did not receive any severance payments or benefits in connection with his resignation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Estimated Payment and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each of our NEOs entitled to severance payments and benefits in various termination and change of control situations has been estimated in the tables below. The amounts received by Messrs. Dhawan and Gallenberger in connection with the termination of their employment are described above under the heading “Separation and Transition Arrangements.” Mr. Montagner did not receive any payments or benefits in connection with the termination of his employment. Dr. Couvreur is not entitled to any severance payments or benefits upon a termination of employment other than pursuant to appliable law. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change of control and the NEO’s employment termination occurred on September 30, 2022. The per share closing price of the Common Stock on Nasdaq as of September 30, 2022 was $15.75, which was used as the value of a share of the Common Stock for the calculations below. The value of RSU and PSU vesting acceleration was calculated by multiplying the number of RSUs or PSUs subject to vesting acceleration as of September 30, 2022, by the per share closing price of Common Stock as of September 30, 2022.

Stefan Ortmanns

The following table describes the potential payments and benefits upon employment termination for Dr. Ortmanns, as if his employment terminated as of September 30, 2022.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	2,298,080	(1)	2,872,600	(2)	—
Health Care Continuation	—		—		—
Acceleration of Equity Awards	969,334	(3)	2,280,521	(4)	1,140,269	(5)
Total	3,267,414		5,513,121		1,140,269

(1)

Represents (i) 150% of Dr. Ortmanns’ annual base salary in effect as of September 30, 2022, (ii) 150% of Dr. Ortmanns’ target bonus for fiscal year 2022 and (iii) a pro-rated percentage of Dr. Ortmanns’ target bonus for fiscal year 2022.

(2)

Represents (i) 200% of Dr. Ortmanns’ annual base salary in effect as of September 30, 2022, (ii) 200% of Dr. Ortmanns’ target bonus for fiscal year 2022 and (iii) a pro-rated percentage of Dr. Ortmanns’ target bonus for fiscal year 2022.

(3)

Value attributable to acceleration of the portion of Dr. Ortmanns’ time-based equity awards that would have vested in the 18-month period following the date of termination and the earned portion of Dr. Ortmanns’ performance-based equity awards for which the performance period is complete as of the date of termination.

(4)	Value attributable to acceleration of 100% of Dr. Ortmanns’ unvested time-based equity awards and 100% of the target number of PSUs held by Dr. Ortmanns.

(5)	Value attributable to acceleration of 100% of Dr. Ortmanns’ unvested time-based equity awards.

Thomas Beaudoin

The following table describes the potential payments and benefits upon employment termination for Mr. Beaudoin, as if his employment terminated as of September 30, 2022.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	1,187,500	(1)	1,603,125	(2)	—
Health Care Continuation	19,789	(3)	29,684	(4)	19,789	(3)
Acceleration of Equity Awards	324,529	(5)	1,376,204	(6)	745,196	(7)
Total	1,531,818		3,009,013		764,985	(8)

(1)

Represents (i) 100% of Mr. Beaudoin’s annual base salary in effect as of September 30, 2022, (ii) 100% of Mr. Beaudoin’s target bonus for fiscal year 2022 and (iii) a pro-rated percentage of Mr. Beaudoin’s target bonus for fiscal year 2022.

(2)

Represents (i) 150% of Mr. Beaudoin’s annual base salary in effect as of September 30, 2022, (ii) 150% of Mr. Beaudoin’s target bonus for fiscal year 2022 and (iii) a pro-rated percentage of Mr. Beaudoin’s target bonus for fiscal year 2022.

(3)	Represents 12 months of Company-paid health insurance under COBRA at the coverage level in effect on September 30, 2022.

(4)	Represents 18 months of Company-paid health insurance under COBRA at the coverage level in effect on September 30, 2022.

(5)

Value attributable to acceleration of the portion of Mr. Beaudoin’s time-based equity awards that would have vested in the 12-month period following the date of termination and the earned portion of Mr. Beaudoin’s performance-based equity awards for which the performance period is complete as of the date of termination.

(6)	Value attributable to acceleration of 100% of Mr. Beaudoin’s unvested time-based equity awards and 100% of the target number of PSUs held by Mr. Beaudoin.

(7)	Value attributable to acceleration of 100% of Mr. Beaudoin’s unvested time-based equity awards.

(8)

The amount reported excludes the value of the disability benefit payable under a long-term disability insurance policy following a six-month waiting period until the earlier of the date Mr. Beaudoin is no longer disabled, or age 65 ($80,574). The benefit is equal to 60% of base salary with a maximum benefit of $18,500. The maximum period of time for which the benefit may be paid to Mr. Beaudoin as of September 30, 2022 is 15 months. The interest rate used to determine the lump sum present value is 3.56%.

Prateek Kathpal

The following table describes the potential payments and benefits upon employment termination for Mr. Kathpal, as if his employment terminated as of September 30, 2022.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	1,250,000	(1)	1,250,000	(1)	—
Health Care Continuation	—		—		—
Acceleration of Equity Awards	—		1,260,110	(2)	742,833	(3)
Total	1,250,000		2,510,110	(4)	742,883	(5)

(1)

Represents (i) 100% of Mr. Kathpal’s annual base salary in effect as of September 30, 2022, (ii) 100% of Mr. Kathpal’s target bonus for fiscal year 2022 and (iii) a pro-rated percentage of Mr. Kathpal’s target bonus for fiscal year 2022.

(2)	Value attributable to acceleration of 100% of Mr. Kathpal’s unvested time-based equity awards and the target number of PSUs held by Mr. Kathpal scheduled to vest in the year of the change in control.

(3)	Value attributable to acceleration of 100% of Mr. Kathpal’s unvested time-based equity awards.

(4)

The amount reported excludes the value of the additional life insurance benefit payable to Mr. Kathpal’s beneficiaries upon his death ($500,000) and the value of the disability benefit payable under a long-term disability insurance policy following a six-month waiting period until the earlier of the date Mr. Kathpal is no longer disabled, or age 65 ($926,990). The long-term disability benefit of $5,500 per month is equal to the difference between 60% of base salary with a maximum benefit of $18,500 for executives versus $13,000 for other employees. The annual interest rate used to calculate the lump sum present value is 3.56%.

CEO PAY RATIO

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

We identified the median employee by looking at base salary plus target bonus as of September 30, 2022 for all active employees as of that date. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

As discussed above, Mr. Dhawan resigned as President and Chief Executive Officer and Dr. Ortmanns was appointed as President and Chief Executive Officer, each as of December 15, 2021. When a company has had two CEOs in the same fiscal year, the compensation paid to the CEO for purposes of calculating the CEO Pay Ratio can either be (i) a combination of the compensation paid to each CEO during the fiscal year or (ii) the annualized compensation of the person who was serving as CEO as of the date it used to select the median employee. Because Dr. Ortmanns was our CEO as of September 30, 2022, the date we used to select our median employee, we chose to use Dr. Ortmanns’ 2022 compensation to calculate our 2022 CEO Pay Ratio.

For fiscal year 2022:

•	the annual total compensation of the employee identified as our median employee (other than our CEO) was $64,375; and

•	Dr. Ortmanns annual total compensation as reported in the Fiscal 2022 Summary Compensation Table was $5,348,695.

Therefore, our CEO Pay Ratio is approximately 83:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

Our Board has adopted, and Nuance as our sole shareholder prior to the Spin-Off approved, the 2019 Equity Incentive Plan (the “Plan”) for the benefit of certain of our current and future employees and other service providers and the Cerence 2019 Employee Stock Purchase Plan (the “ESPP”) for the benefit of our current and future employees. The following table provides information as of September 30, 2022, with respect to the securities authorized for issuance under these equity compensation plans.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	1,540,680	—	5,167,074
Equity compensation plans not approved by shareholders	—	—	—
Total equity compensation plans	1,540,680	—	5,167,074

(1)	Includes the following plans: the Plan and the ESPP. These equity compensation plans were approved by the sole shareholder of the Company prior to the Spin-Off.

(2)	Represents the number of shares of common stock underlying outstanding RSUs and PSUs under the Plan.

TRANSACTIONS WITH RELATED PERSONS

Our Policy Regarding Related Party Transactions

Our Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that our Audit Committee will review each of Cerence’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and shareholders beneficially owning more than five percent (5%) of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Audit Committee will approve or ratify only those transactions that are fair and reasonable to Cerence and in our and our shareholders’ best interests.

A copy of our related party transactions policy can be found under “Leadership and Governance – Governance Documents & Committee Charters” in the Investors section of our website, www.cerence.com.

Other than as disclosed below and the compensation agreements and other arrangements which are described in the “Executive Compensation” or “Director Compensation” section of this Proxy Statement, in fiscal 2022, there was no transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent (5%) or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Agreements with Nuance

In order to govern the ongoing relationships between us and Nuance after the Spin-Off and to facilitate an orderly transition, we and Nuance entered into agreements providing for various services and rights following the Spin-Off, and under which we and Nuance agreed to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with Nuance.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Nuance in advance of the Spin-Off. The Separation and Distribution Agreement sets forth our agreements with Nuance regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Nuance following the Spin-Off.

Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Nuance so that we and Nuance retain the assets of, and the liabilities associated with, our respective businesses. Except as described below with respect to intellectual property, the Separation and Distribution Agreement generally provides that the assets comprising our business consist of those primarily related to our current business and operations. The liabilities we assumed in connection with the Spin-Off generally consist of those related to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Nuance.

The Separation and Distribution Agreement provides for (1) us to own certain specified patents and patent applications, a collection of software and other technology assets, and all other intellectual property rights exclusively related to the Cerence business, and the liabilities relating to, arising out of or resulting therefrom and (2) Nuance to retain any of its other intellectual property rights related to the Cerence business and the liabilities relating to, arising out of or resulting therefrom. The selection of intellectual property rights allocated to us in the agreement was generally determined to provide us with intellectual property rights with respect to technologies exclusively used by Nuance’s automotive business, and those intellectual property rights for which the development, enhancement and maintenance has historically been conducted by Nuance’s automotive business. Any technologies that are not allocated to us have been retained by Nuance, including certain patents, software and other technology assets related to Nuance’s healthcare and enterprise businesses.

Reorganization Transactions.    The Separation and Distribution Agreement described certain actions related to our separation from Nuance that occurred prior to the Spin -Off, including: (1) pursuant to a series of internal transfers to certain foreign subsidiaries that are now held under a Netherlands holding company, the non-U.S. assets and operations relating to our business were separated from the other non-U.S. assets and operations of Nuance, and the Netherlands holding company was in turn distributed to Nuance in an internal spin-off; (2) the U.S. assets and operations of our business were contributed to a new U.S. holding company; (3) employees relating to our business that were previously employed by Nuance subsidiaries that did not become subsidiaries of Cerence became employees of the appropriate

Cerence subsidiaries; (4) both of the new holding companies were contributed to Cerence; and (5) prior to the Spin-Off, Cerence incurred indebtedness and distributed the proceeds to Nuance.

Intercompany Arrangements.    All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Nuance, on the other hand, terminated and/or were repaid effective as of the Distribution or shortly thereafter, except specified agreements and arrangements that are intended to survive the Spin-Off.

Credit Support.    We agreed to use reasonable best efforts to arrange, prior to the Spin-Off, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Nuance or any of its subsidiaries for the benefit of us or any of our subsidiaries.

Representations and Warranties.    In general, neither we nor Nuance made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances.    The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not yet been consummated as promptly as practicable following the Spin-Off. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Spin-Off.

Exchange of Information.    We and Nuance agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Nuance also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Release of Claims.    We and Nuance each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spin-Off have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Spin-Off. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification.    We and Nuance each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Nuance’s respective businesses. The amount of either Nuance’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Nuance is providing us, and we are providing Nuance, with certain specified services for a limited time to help ensure an orderly transition following the Spin-Off. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services provided by Nuance to us so long as such additional services were provided historically by Nuance to our business. The services are generally intended to be provided for a period no longer than twelve months following the Spin-Off, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We agreed to indemnify and hold Nuance harmless from any damages to the extent arising out of Nuance’s provision of the services unless such damages are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services. Additionally, Nuance’s liability is generally subject to a cap in the amount of fees actually received by Nuance from us in connection with the provision of the services. We also generally indemnify Nuance for all liabilities to the extent arising out of Nuance’s provision of the services unless such liabilities are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services, in which case, Nuance indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Of the specified services under the Transition Services Agreement all but one of the specified services were concluded on or before September 30, 2019.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Nuance that governs the respective rights, responsibilities and obligations of Nuance and us with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Nuance for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to our business for all periods following the Spin-Off; and Nuance is responsible and will indemnify us for all taxes relating to our business for all periods preceding the Spin-Off. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. Nuance has the right to control any audit or contest relating to any taxes with respect to all periods prior to the Spin-Off, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

In addition, the Tax Matters Agreement provides that we are required to indemnify Nuance for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (1) breaches of covenants and representations we made and agreed to in connection with the Spin-Off, (2) the application of certain provisions of U.S. federal income tax law to the these transactions or (3) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. Nuance has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Code and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Spin-Off, unless we or Nuance obtain a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to Nuance in its reasonable discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off, or unless Nuance otherwise gives its consent for us to take a restricted action. Even if we do obtain such a private letter ruling or opinion, or Nuance does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify Nuance in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our shareholders may consider favorable.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Nuance that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we are generally responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we assumed certain assets and liabilities with respect to our current and former employees under certain of Nuance’s U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of our employees ceased active participation in Nuance compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Nuance 401(k) savings plan for any of our employees who elect to do so. Generally, we assume and are responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurred, and any other cash-based incentive or retention awards to our current and former employees. The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we indemnify Nuance for certain employee-related liabilities associated with the Transition Services Agreement.

Agreements Governing Intellectual Property

Intellectual Property Agreement.    We entered into an Intellectual Property Agreement with Nuance, pursuant to which we granted to Nuance, and Nuance granted to us, perpetual, non-exclusive, royalty-free licenses to certain patents and technology, as well as certain other intellectual property that have historically been shared between us and Nuance. The intellectual property licensed to us under the Intellectual Property Agreement includes patents, software and technologies that have generally been more significant to the business of Nuance, but are used in our business following the Spin-Off, and are technologies in the general areas of automatic speech recognition and natural language understanding.

Following the Spin-Off, the patent and technology licenses are generally limited to the respective licensee’s defined field of use, and after the fifth anniversary of the Spin-Off, the technology licenses will extend to all fields. The field of use for intellectual property licensed from Nuance to Cerence is generally for the automotive industry and certain ancillary fields, including (1) providing customer service and call center solutions to vehicle manufacturers and transportation service providers and (2) providing certain internet of things devices for the China market (excluding the healthcare and enterprise solutions markets). The field of use for intellectual property licensed from Cerence to Nuance is generally for industries other than the automotive industry. The Intellectual Property Agreement also provides arrangements for each of us and Nuance to utilize certain data used by both us and Nuance. In addition, we agreed not to challenge Nuance’s rights in its existing intellectual property rights or act to impair such intellectual property rights, and Nuance agreed not to challenge our rights in our existing intellectual property rights or act to impair such intellectual property rights. The non-exclusive license to us will generally be transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s intellectual property, and the license to Nuance will generally be transferable with any sale or transfer of an entity or line of business of Nuance that utilizes our intellectual property.

Transitional Trademark License Agreement.    We entered into a Transitional Trademark License Agreement with Nuance, pursuant to which Nuance granted us a non-exclusive, royalty free license to continue using certain of Nuance’s trademarks, trade names and service marks with respect to the “Nuance” and “Dragon” brands in connection with the sale, marketing and other commercialization of our products and services. The term of the licenses generally does not exceed six months. The Transitional Trademark License Agreement also provides that we use commercially reasonable efforts to cease using the licensed trademarks as soon as reasonably practicable. The license to us is generally transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s trademarks.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On November 3, 2022, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. We expect that a representative of BDO will be present at the 2023 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

Although shareholder approval of the appointment of BDO is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this appointment. Shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2023.

Audit Fees

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2022 and 2021.

	Fiscal 2022	Fiscal 2021
Audit Fees	$2,033,647	$1,706,042
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,033,647	$1,706,042

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairperson, acting on behalf of the Company and the entire Audit Committee before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO, contacts the Audit Committee Chairperson and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL

YEAR 2023.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of the Company, including establishing, assessing, and maintaining internal controls and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements and for assessing and maintaining effective internal control over financial reporting.

The Audit Committee acts pursuant to a written charter. A copy of the charter is available under “Leadership and Governance” in the Investors section of the Company’s website, www.cerence.com. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The Audit Committee reviewed with management the Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in such financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 for filing with the SEC.

The Audit Committee

Kristi Ann Matus (Chair)

Sanjay Jha

Alfred Nietzel

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs for the fiscal year ended September 30, 2022 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our NEOs with the long-term interests of our shareholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the compensation of our NEOs for the fiscal year ended September 30, 2022.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our shareholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth, as of December 16, 2022, information regarding the beneficial ownership of the outstanding shares of our common stock by:

•	each member of our Board of Directors and each of our Named Executive Officers individually;

•	all members of our Board of Directors and executive officers as a group; and

•	each other person who is known to be the beneficial owner of more than 5% of our Common Stock.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Common Stock subject to options currently exercisable and shares issuable upon vesting of restricted stock units or performance stock units within 60 days after December 5, 2022, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Except as otherwise indicated below, each individual or entity shown in the table has furnished information with respect to beneficial ownership and the address of each executive officer and director listed below is c/o Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803.

Name and Address of Beneficial Owner:	Number of Shares Beneficially Owned	Percent of Class
5% Shareholders:
BlackRock, Inc. (1).	6,619,924	16.54%
The Vanguard Group (2)	4,196,898	10.49%
Ameriprise Financial, Inc. (3)	2,518,716	6.29%
ClearBridge Investments, LLC (4)	2,286,440	5.71%
Vulcan Value Partners, LLC (5)	2,079,909	5.2%
Directors and Named Executive Officers:
Stefan Ortmanns	114,975	*
Sanjay Dhawan	119,484	*
Thomas Beaudoin (6)	29,269	*
Mark Gallenberger	0	*
Prateek Kathpal	49,481	*
Christophe Couvreur	9,388	*
Arun Sarin (7)	40,915	*
Marianne Budnik (8)	24,628	*
Douglas Davis (9)	4,006	*
Sanjay Jha (10)	24,628	*
Kristi Ann Matus (11)	13,724	*
Alfred Nietzel (12)	19,628	*
Marc Montagner	0	*
Directors, nominees and executive officers as a group (13 persons)	450,126	1.14%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

This information regarding the beneficial ownership of BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed by such shareholder on July 8, 2022 reporting beneficial ownership as of June 30, 2022. BlackRock reported 6,619,294 shares beneficially owned with sole dispositive power over all of the shares and sole voting power over 6,555,960 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

This information regarding the beneficial ownership of The Vanguard Group is based on a Schedule 13G/A filed by such shareholder on April 8, 2022 reporting beneficial ownership as of March 31, 2022. The Vanguard Group has sole voting power with respect to no shares, shared voting power with respect to 75,989 shares, sole dispositive power with respect to 4,085,857 shares and shared dispositive power with respect to 111,041 shares. The address of this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

This information regarding the beneficial ownership of Ameriprise Financial, Inc. (“AFI”) is based on a Schedule 13G/A filed by such shareholder and Columbia Management Investment Advisers, LLC (“CMIA”) on February 14, 2022, reporting beneficial ownership as of December 31, 2021. The entities reported the following beneficial ownership: (i) 2,518,716 shares beneficially owned by AFI, with shared voting power over 2,485,417 shares and shared dispositive power over all of the shares, and (ii) 2,326,653 shares beneficially owned by CMIA, with shared voting power over 2,297,347 shares and shared dispositive power over all of the shares. CMIA is the investment adviser to each account that holds shares of Common Stock listed herein. AFI is the parent holding company of CMIA. CMIA and AFI do not directly own any shares of Common Stock. As the investment adviser to the accounts, CMIA may be deemed to beneficially own the shares reported herein by the accounts. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported herein by the accounts. Each of CMIA and AFI disclaims beneficial ownership of any shares reported herein. The address for CMIA is 225 Franklin Street, Boston, MA 02110. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)

This information regarding the beneficial ownership of Clearbridge Investments, LLC is based on a Schedule 13G/A filed by such shareholder on February 8, 2022, reporting beneficial ownership as of December 31, 2021. The address of this shareholder is 620 8th Avenue, New York, NY 10018.

(5)

This information regarding the beneficial ownership of Vulcan Value Partners, LLC (“Vulcan”) is based on a Schedule 13G filed by such shareholder on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Vulcan reported 2,079,909 shares beneficially owned with sole dispositive power over all of the shares and sole voting power over 2,047,706 shares. The address for Vulcan is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.

(6)	Consists of (i) 27,447 shares of common stock held directly by Mr. Beaudoin and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.

(7)	Consists of (i) 39,093 shares of common stock held directly by Mr. Sarin and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.

(8)	Consists of (i) 22,806 shares of common stock held directly by Ms. Budnik and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.
(9)	Consists of 4,006 shares issuable to Mr. Davis upon vesting of RSUs within 60 days of December 5, 2022.

(10)	Consists of (i) 22,806 shares of common stock held directly by Mr. Jha and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.

(11)	Consists of (i) 11,902 shares of common stock held directly by Ms. Matus and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.

(12)	Consists of (i) 17,806 shares of common stock held directly by Mr. Nietzel and (ii) 1,822 shares issuable upon vesting of RSUs within 60 days of December 5, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Our officers and directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required during the fiscal year ended September 30, 2022, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were satisfied on a timely basis.

ADDITIONAL INFORMATION

Notice and Access

We have made these proxy materials available to you on the Internet in connection with the solicitation by our Board of Directors of proxies to be voted at our 2023 annual meeting of shareholders to be held online on Thursday, February 9, 2023 at 11:00 a.m. Eastern Time. We have elected to provide access to our proxy materials over the Internet under the SEC’s “notice and access” rules. On or about December 30, 2022, we will mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting. As a shareholder of Cerence, you are invited to participate in our annual meeting virtually via the Internet, and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Internet Availability instructs you on how to submit your proxy or voting instructions through the Internet.

In accordance with the SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. If you would like to receive a paper copy of our proxy materials, the Notice of Internet Availability instructs you on how to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other shareholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2023 Annual Meeting other than as stated in the Notice of the 2023 Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report and proxy statement is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, Massachusetts 01803 or upon telephonic request to 857-362-7300, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for fiscal year 2022 with the SEC on November 29, 2022. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2022, excluding exhibits. Please send a written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01804, Attention: Investor Relations, or access the report under “Financial Information” in the Investors section of our website, www.cerence.com.

Incorporation by Reference

The information contained in this Proxy Statement under the caption “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The information contained in our website is not included as part of, or incorporated by reference into, this Proxy Statement or in any other document we file with the SEC, and any references to our website are intended to be inactive textual references only.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The forward-looking statements in this Proxy Statement do not constitute guarantees of future performance. Investors are cautioned that statements in this Proxy Statement, which are not strictly historical statements, constitute forward-looking statements, including, without limitation, statements regarding Cerence’s future performance, operating results and financial condition, strategic and operating plans, innovation and new product offerings, growth opportunities, market trends, and management’s future expectations, beliefs, goals, plans or prospects. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “target”, “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materiality from those anticipated by the forward-looking statements, including the risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and other filings with the SEC. The Company assumes no obligation to update any forward-looking information contained in this Proxy Statement.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/CRNC Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-390-5267 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Cerence Inc. Annual Meeting of Stockholders For Stockholders of record as of December 12, 2022 TIME: Thursday, February 9, 2023 11:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet Please visit www.proxydocs.com/CRNC for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Stefan Ortmanns, Chief Executive Officer, Jennifer Salinas, General Counsel and Thomas Beaudoin, Chief Financial Officer (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Cerence Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Cerence Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of the eight directors named in the proxy statement; FOR AGAINST ABSTAIN 1.01 Arun Sarin FOR 1.02 Kristi Ann Matus FOR 1.03 Stefan Ortmanns FOR 1.04 Sanjay Jha FOR 1.05 Marianne Budnik FOR 1.06 Alfred Nietzel FOR 1.07 Douglas Davis FOR 1.08 Thomas Beaudoin FORFOR AGAINST ABSTAIN 2. Ratification of the appointment of BDO USA, LLP as the Company's independent registered FOR public accounting firm for the fiscal year ending September 30, 2023; #P10# #P10# #P10# 3. Approval, on a non-binding, advisory basis, of the compensation of the Company's named FOR executive officers, as disclosed in the proxy statement. You must register to attend the meeting online and/or participate at www.proxydocs.com/CRNC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date